SCHEDULE 14A INFORMATION

Preliminary Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12
TELTONE CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TELTONE CORPORATION
22522 – 29th Drive S.E.
Bothell, Washington 98021

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

(PRELIMINARY)
to be held
October 29, 2002
To our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Teltone Corporation, a Washington corporation (the “Company” or “Teltone”), will be held at the Company’s corporate headquarters at 22522 29th Drive SE, Bothell, Washington, on October 29, 2002, at 2:30 p.m. local time, for the purpose of considering and acting upon the following proposals as described in the accompanying Proxy Statement:

  Proposal 1.      A proposal to elect Charles L. Anderson, Debra L. Griffith, Charles P. Waite, and Paul M. Wythes, to serve as the Company's Board of Directors until the next annual meeting of shareholders and until their successors are duly elected and appointed.

  Proposal 2      To act on a proposal to amend the Company's Articles of Incorporation to effect a 1 for 900 reverse stock split (the "Reverse Stock Split") and to provide that the price to be paid in lieu of issuing fractional shares to any Teltone shareholder who, following the Reverse Stock Split, would hold less than one share of Teltone Common Stock in any discrete account, shall be an amount equal to $0.24 for each share of Teltone Common Stock owned by such shareholder in such discrete account immediately prior to the Reverse Stock Split which shall not convert into a whole share of Teltone Common Stock in the Reverse Stock Split.

  Proposal 3     . To act on a proposal to amend the Company's Articles of Incorporation (the "Preferred Amendment") to permit that, upon the conversion of Class A Preferred Stock to Common Stock, fractional shares of Common Stock resulting from the Reverse Stock Split (but not from any other transaction) may be issued by the Company.

     Shareholders may also be asked to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Proposal 2, the “Reverse Stock Split Proposal”, is conditional upon the approval of Proposal 3, the Preferred Amendment. Likewise, Proposal 3 is conditional upon the approval of the Reverse Stock Split Proposal. If either of these proposals is not approved by the required vote of the shareholders of the Company, then neither the Reverse Stock Split nor the Preferred Amendment will be given any effect. Even if both of these proposals are approved by the shareholders, the Board of Directors reserves the right to not proceed with either or both of these proposals if the Board of Directors subsequently determines that doing so is in the best interest of the Company.

     Only shareholders of record at the close of business on September 6, 2002, will be entitled to vote at the meeting. On September 6, 2002, there were 6,866,105 shares of Common Stock and 876,082 shares of Preferred Stock outstanding, each of which is entitled to one vote.

     Your shares cannot be voted unless they are represented by proxy. Please vote your shares. Whether or not you intend to be present at the meeting, please mark, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid, addressed envelope. You may nevertheless vote in person if you attend the meeting.

By Order of the Board of Directors,

Debra L. Griffith
President, Chief Executive Officer and Acting Chief Financial Officer.
[October ___, 2002]

TELTONE CORPORATION

22522 – 29th Drive S.E.
Bothell, Washington 98021

PROXY STATEMENT

(PRELIMINARY)

GENERAL INFORMATION

     We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of Teltone Corporation (which we refer to as “Teltone,” the “Company,” “we,” or “us”), for the 2002 Annual Meeting of Shareholders, including any adjournment or postponement (the “Annual Meeting”). The meeting is scheduled to be held on October 29, 2002, at 2:30 p.m. local time, at the Company’s corporate headquarters located at 22522 29th Drive SE, Bothell, Washington.

     Among the matters to be considered at the Annual Meeting is a proposal to amend the Company’s Articles of Incorporation to effect a 1 for 900 reverse stock split, which is intended to enable, and, if approved will enable, the Company to “go private” and thus end its obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission.

     We are mailing this proxy statement, together with a form of proxy and the Company’s Form 10-KSB Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Fiscal Year ended June 30, 2002, as amended (the “2002 Annual Report”) to shareholders entitled to vote at the meeting. This Proxy Statement is intended to be mailed on or about October 4, 2002.

Shareholders Entitled to Vote at the Meeting

     Only shareholders of record at the close of business on September 6, 2002, will be entitled to vote at the meeting. On September 6, 2002, there were 6,866,105 shares of Common Stock and 876,082 shares of Preferred Stock outstanding, each of which is entitled to one vote.

How to Vote Your Shares

     Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote now by completing and submitting the attached proxy card. If you own your shares in record name, you may cast your vote in the following way:

  Simply mark your proxy card, and then date, sign, and return it in the postage-paid envelope provided.

     Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:
  properly executing and delivering a later-dated proxy;
  voting by ballot at the meeting; or
  sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address listed above.

Voting at the Annual Meeting

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

     Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board’s Recommendations

     If you send a properly executed proxy card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

  FOR the election of the nominated slate of directors [(see pages 3 to 10)]; and

  FOR the approval of anamendment to Teltone’s Articles of Incorporation (the “Charter”) to effect a 1 for 900 reverse stock split (the “Reverse Stock Split”) of Teltone’s Common Stock and to provide that the price to be paid in lieu of issuing fractional shares to any Teltone shareholder who, following the Reverse Stock Split, would hold less than one share of Teltone Common Stock, shall be an amount equal to $0.24 for each share of Teltone Common Stock owned by such shareholder immediately prior to the Reverse Stock Split which shall not convert into a whole share of Teltone Common Stock in the Reverse Stock Split. [(See pages 11 to 32)]; and

  FOR the approval of an amendment to the Company’s Charter (the “Preferred Amendment”) to provide that fractional shares of Common stock resulting from the Reverse Stock Split (but not resulting from any other transaction) may be issued upon the Conversion of Class A Preferred Stock to Common Stock [(see pages 32 to 35)].

Votes Required to Approve Each Item

     The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, September 6, 2002, is necessary to have a quorum allowing us to conduct business at the meeting.

     The following votes are required to approve each item of business at the meeting:

  Election of Directors: Aplurality of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors (Proposal 1).

  Reverse Stock Split Proposal: Approval of the proposed Amendment to the Company’s Charter to effect the 1 for 900 reverse stock split and to cash out all fractional shares held by any holder who would hold less than one whole share after giving effect to the reverse split, requires both the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting, voting as a separate class, and the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote at the meeting, voting together as a single class (Proposal 2).

  Preferred Amendment proposal: Approval of the proposed Preferred Amendment to the Company’s Charter to provide that fractional shares of Common Stock resulting from the Reverse Stock Split (but not resulting from any other transaction) may be issued upon the Conversion of Class A Preferred Stock to Common Stock, requires the affirmative vote of the holders of a majority of the shares of Preferred Stock outstanding and entitled to vote at the meeting, voting as a separate class. (Proposal 3.)

  Other Items: A majority of the votes cast at the meeting (in person or by proxy) is required to approve any other items of business that may properly come before the meeting.

     Proposal 2, the Reverse Stock Split Proposal, is conditional upon the approval of Proposal 3, the Preferred Amendment. Likewise, Proposal 3 is conditional upon the approval of the Reverse Stock Split Proposal. If either Proposal 2 or Proposal 3 is not approved by the required vote of the shareholders of the Company, then neither the Reverse Stock Split nor the Preferred Amendment will be given any effect. Even if both of these proposals are approved by the shareholders, the Board of Directors reserves the right to not proceed with either or both of these proposals if the Board of Directors subsequently determines that doing so is not in the best interest of the Company and its shareholders.

     Broker “no-votes” and abstentions have no effect on the outcome of the vote for the election of directors or any other items, except that they will have the effect of a negative vote on the proposals to amend Teltone’s Charter (Proposals 2 and 3). Broker “no-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

PROPOSAL 1

ELECTION OF CHARLES L. ANDERSON, DEBRA L. GRIFFITH, CHARLES P. WAITE, AND PAUL M. WYTHES TO SERVE ON THE BOARD OF DIRECTORS

     The four nominees listed below are proposed for election at the Annual Meeting of Shareholders, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected will continue until the next Annual Meeting of Shareholders or until such director’s successor has been elected and qualified.

     The Company’s Board of Directors currently consists of five members. On July 16, 2002, Tracy S. Storer, currently a member of the Board of Directors, indicated his intent to decline to sit for reelection at the next Annual Meeting of Shareholders but that he would serve the remainder of his term. On August 6, 2002 the Board of Directors voted unanimously to reduce the number of Directors from five to four effective following the next Annual Meeting of Shareholders.

     In the event that any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Alternatively, the Board may decide to reduce the number of directors, either temporarily or permanently, in the event any vacancy occurs. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Nominees

     Charles L. Anderson, 72. Mr. Anderson has been a Director of the Company since 1968 and Chairman since 1981. He was Chief Executive Officer of the Company from June 1984 through December 1987 and from 1968 through 1981. He also was President of Teltone from 1970 through 1981, and Acting President from June 1984 to April 1985.

     Debra L. Griffith, 43. Ms. Griffith was appointed a Director and was named President and Chief Executive Officer of Teltone Corporation on August 17, 2000, and retains the position of Acting Chief Financial Officer. Ms. Griffith has been with the Company since November 1983 and served in various financial and administrative positions, including Chief Financial Officer, except for a period from July 1996 to July 1998 when she served as Chief Financial Officer for a high tech manufacturing company.

     Charles P. Waite, 72. Mr. Waite has served on the Board of Directors of the Company since 1976. He is a retired General Partner of Greylock Partnerships located in Boston, Massachusetts. He is also a director of Celeritek, Inc. of Santa Clara, California.

     Paul M. Wythes, 69. Mr. Wythes has been a Director since 1976. In 1999 Mr. Wythes retired as Managing Director of Sutter Hill Ventures, a venture capital limited partnership headquartered in Palo Alto, California where he was a Founding Partner since 1964. He also serves as a Director of Sutter Hill Investments Mauritius Inc. and T. Rowe Price Mutual Funds, of Baltimore, Maryland.

Information Regarding the Board and its Committees

     The Board of Directors oversees the overall operations, activities and performance of the Company. Members of the Board stay informed of the Company’s business through discussions with the Chairman, the Company’s Chief Executive Officer and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The Board of Directors met five times during the last fiscal year. All Directors attended more than 80% of the aggregate number of Board meetings and meetings of Committees on which they served.

     The Company’s Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee. The members of each committee and the functions performed thereby are outlined below:

     Audit Committee.Messrs. Anderson and Wythes serve on this committee. This Committee reviews the planned scope of independent auditor’s services, reviews financial statements and the auditor’s opinion letter, recommends the independent auditor for the following fiscal year, reviews the auditor’s recommendations relating to accounting, internal control, and other matters, and reviews internal accounting procedures with corporate financial staff. The Company’s Board of Directors has adopted an Audit Committee Charter, a copy of which was attached as an exhibit to the Company’s Proxy Statement for its 2001 Annual Meeting.

     Both Mr. Anderson and Mr. Wythes are “independent directors” as defined by Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Neither is currently, nor in the past three years have been, employed as an officer or employee of the Company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

     The Audit Committee met once during the last fiscal year. The Audit Committee chairman also held quarterly calls with the Company’s independent auditors, Grant Thornton LLP. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2002.

     At the Audit Committee Meeting held on August 12, 2002, the Audit Committee:

  reviewed and discussed with management the audited financial statements;
  discussed with Grant Thornton LLP the matters required to be discussed by Statement of Accounting Standards No. 61, (“Communication with Audit Committees”); discussed with Grant Thornton LLP their judgment about the quality, not just the acceptability of the Company’s accounting principles as applied to its financial reporting;
  received the written disclosures and the letter from Grant Thornton LLP as required by Independence Standards Board Standard No. 1 (“Independence Discussion with Audit Committees”);
  discussed with Grant Thornton LLP their independence; and
  based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the last fiscal year for filing with the Commission.

     The information contained in this report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, nor shall such material be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

Members of the Audit Committee:
Charles L. Anderson (Chairman)
Paul M. Wythes

     Compensation Committee. Messrs. Anderson and Waite serve on the Compensation Committee. This committee reviews current remuneration of the directors and officers of the Company and makes recommendations to the Board of Directors regarding appropriate periodic adjustments of those amounts. The Compensation Committee also makes recommendations to the Board regarding the granting of stock options to officers and employees. During the last fiscal year, the Compensation Committee met four times.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 6, 2002, certain information regarding beneficial ownership of the Company’s voting stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding voting stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended June 30, 2002, exceeded $100,000, and (d) by all of the Company’s executive officers and directors as a group. Except as noted, the individuals named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them:

---------------------------- --------------------- ----------- -------------------- ----------- -------------------------
                                                                Class A Preferred
                                 Common Stock                       Stock(1)
                              Amount and Nature                 Amount and Nature
                                of Beneficial                     of Beneficial
                               Ownership as of     Percent       Ownership as of    Percent      Aggregate Voting Power
Nominees                         09/06/02(2)        of Class       09/06/02(2)       of Class        as of 09/06/02
                                                                                                   Voting
                                                                                                   Powers      Percent
---------------------------- --------------------- ----------- -------------------- ----------- ------------- -----------
---------------------------- ------------- ------- ----------- -------------- ----- ----------- ------------- -----------

Charles L. Anderson          945,748       (3)(4)  14%         115,934     (3)          13%     1,061,682          14%
22116 23rd Drive SE
Bothell, WA 98021

Tracy S. Storer              40,000        (4)    *                  0                   0%        40,000            *
1225 Cowper St
Palo Alto, CA 94301

Richard W. Soshea            858,026               13%          27,272                   3%       885,298          11%
15130 - 141stAve SE
Snohomish, WA 98290

Charles P. Waite             63,078       (4)     1%            14,401                   2%        77,479           1%
Greylock Mgmt Group
880 Winter St.
Waltham, MA 02451

Steve Sarich, Jr.            571,673               8%           98,407                  11%       670,080           9%
505 Madison St,
Suite 220
Seattle, WA 98104

Paul M. Wythes               135,138       (4)(5)  2%           56,967                   6%       192,105           2%
Sutter Hill Ventures
755 Page Mill Road, Suite
A-200
Palo Alto, CA 94304

Debra Griffith               472,500       (6)(10) 7%                0                   0%       472,500           6%
22116 23rd Drive SE
Bothell, WA 98021

Richard Johnson              127,986       (7)     2%                0                   0%       127,986           2%
22116 23rd Drive SE
Bothell, WA 98021

Raymond Ma                   137,721       (8)     2%                0                   0%       137,721           2%
22116 23rd Drive SE
Bothell, WA 98021

Kristina Laumer              26,800        (11)    *                 0                   0%        26,800            *
22116 23rd Drive SE
Bothell, WA 98021

All Officers and Directors   1,961,471     (9)     29%         187,302                  21%     2,148,773           28%
as a Group (10 persons)
* Less than 1%

  Each share of the Company's no par value voting preferred stock is entitled to one vote on each matter submitted to shareholders.

  Except to the extent that each director’s shares are subject to community property laws or as otherwise indicated, beneficial ownership represents sole voting and investment power with respect to the Company’s no par value common stock or no par value voting preferred stock.

  Includes 66,400 shares of common stock and 50,000 shares of preferred stock owned by the Anderson Family Foundation, a charitable foundation, controlled by Mr. Anderson and members of his family.

  Includes stock options of which 40,000 shares are exercisable within sixty days of the record date.

  75,983 of these shares are owned of record by TOW Partners, of which Mr. Wythes is the sole general partner.

  Includes 122,500 stock options that are exercisable within sixty days of the record date.

  Includes 65,000 stock options that are exercisable within sixty days of the record date.

  Includes 75,000 stock options that are exercisable within sixty days of the record date.

  Includes 460,000 stock options that are exercisable within sixty days of the record date.

  Includes 350,000 shares of common stock issued by the Company on March 29, 2001, subject to certain restrictions resulting in deferred compensation of $73,500 to Ms. Griffith based on fair market value on the date of issuance. The deferred stock compensation will be amortized over the three-year vesting period.

  Includes 25,000 stock options that are exercisable within sixty days of the record date.

Information Regarding Director and Executive Officer Compensation

     Director Compensation

     Members of the Company's Board of Directors, other than employee-directors, are entitled to receive $1,200 per quarter, plus $500 for each Board meeting attended, and $250 for each committee meeting held on a day when a Board of Directors meeting was not also held. The Chairman receives an additional $1,750 per quarter. Employee-directors receive no additional compensation for serving on the Board.

     Compensation Tables

     The tables below set forth all compensation, including cash compensation and non-cash compensation in the form of stock options, paid by the Company to its Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus, for the fiscal years ended June 30, 2002, 2001, and 2000 exceeded $100,000.

Summary Compensation Table

---------------------------- --------- ------------- ----------- ---------------------- ----------------- ----------------
---------------------------- --------- ------------------------- ---------------------------------------- ----------------
                                       Annual Compensation       Long-Term Compensation Awards
---------------------------- --------- ------------- ----------- ---------------------- ----------------- ----------------
Name and Principal Position    Year       Salary       Bonus       Restricted Stock        Securities        All Other
                                                                        Awards
                                                                                           Underlying      Compensation
                                                                  $Value Share Units      Options/SARs          (1)
---------------------------- --------- ------------- ----------- ---------------------- ----------------- ----------------

Debra L. Griffith                2002      $175,000          $0         $0           0              0           $540
President and CEO and            2001      $169,385          $0    $73,500     350,000         95,000           $515
Acting CFO                       2001      $126,730     $30,000         $0           0         20,000           $397

Richard Johnson                  2002      $110,000          $0         $0           0         20,000         $1,445
VP Operations                    2001      $109,692          $0         $0           0         30,000           $983
                                 2000      $101,808     $15,000         $0           0         20,000           $859

Ray Ma                           2002      $110,962          $0         $0           0         20,000         $1,445
VP Engineering                   2001      $109,615          $0         $0           0         30,000         $1,109
                                 2000       $99,730     $15,000         $0           0         20,000           $690

Kristina Laumer                  2002      $160,577     $25,000         $0           0         50,000           $720
VP Sales and Marketing           2001       $82,412          $0         $0           0        100,000           $304
                                 2000            $0          $0         $0           0              0             $0

  All full-time employees working 20 hours or more who have satisfied their benefit waiting period receive Group Term Life coverage paid by the Company. The life insurance benefit is calculated at three times base salary to a maximum of $500,000.
--------------------------------------------------------------------------------------------------------------------------

                      Aggregated Options Exercises in Fiscal Year 2002 and Values at June 30, 2002
--------------------------------------------------------------------------------------------------------------------------
Name                       Fiscal    Shares            Value      Number Of Securities             Value Of Unexercised
                                                                                                   In-The-Money
                                                                  Underlying Unexercised           Options/SARs At June
                                     Acquired On                  Options/SARs At June 30 (#)      30 ($) Exercisable/
                           Year      Exercise (#)   Realized ($)  Exercisable/Unexercisable        Unexercisable
-------------------------- --------- -------------- ------------- -------------------------------- -----------------------
-------------------------- --------- -------------- ------------- -------------------------------- -----------------------
Debra Griffith             2002            0                  0             78,750/96,250                        0
                           2001            0                  0            35,000/140,000                        0
                           2000            0                  0             15,000/65,000             8,125/36/375
-------------------------- --------- -------------- ------------- -------------------------------- -----------------------
Raymond Ma                 2002            0                  0             62,500/57,500                        0
                           2001       15,000             14,250             40,000/60,000                        0
                           2000       15,000              4,950             67,500/47,500            11,750/27,250
-------------------------- --------- -------------- ------------- -------------------------------- -----------------------
Richard Johnson            2002            0                  0             52,500/57,500                        0
                           2001            0                  0             32,500/57,500                        0
                           2000       60,000             24,700             17,500/42,500             9,250/24,750
-------------------------- --------- -------------- ------------- -------------------------------- -----------------------
Kristina Laumer            2002            0                  0            25,000/125,000                        0
                           2001            0                  0                 0/100,000                        0
                           2000           N/A               N/A                       N/A                      N/A
-------------------------- --------- -------------- ------------- -------------------------------- -----------------------

Executive Officer Compensation -- Compensation Pursuant To Plans

     Described below are the compensation plans that have been established by the Company that provide for the payment of cash or non-cash compensation to certain directors and executive officers of the Company. The amounts paid to the listed individuals and group are also disclosed.

     Management Incentive Plan

     Executive officers and key management are eligible to participate in the Company’s Management Incentive Plan (“MIP”) that provides for the payment of bonuses after the end of each fiscal year based on net profit achieved prior to the cost of the MIP. No bonus is paid if net profit is less than 75% of planned profit for the year. Actual bonuses vary proportionately with profit and are paid as a percent of base salary. Should planned profits be achieved, bonuses paid would range from 50% of base salary for the Chief Executive Officer and 30% for Vice Presidents. This incentive plan is proposed annually by the Compensation Committee and approved by the Board of Directors and is subject to revision.

     Salary Deferral Plan

     All employees are eligible to participate in this plan on the first day of the month after their date of hire. An employee is able to defer up to 15% of his or her pre-tax annual salary up to the limits imposed by the Internal Revenue Service under the salary deferral provisions of the Plan. At the discretion of the Board of Directors, the first $300 of the employee’s deferral shall be matched by the Company dollar for dollar. The Company shall match $0.50 for each $1.00 an employee defers between $300 and up to 6% of the employee’s compensation. Any deferral in excess of 6% of the employee’s compensation will not be matched. The employee’s deferrals and the Company’s contributions are invested, at the employee’s direction, in one or more investment funds.

     Employees are 100% vested in their salary deferrals, the Company’s contributions, and all earnings thereon. At any time after an employee has reached age 59½, an employee may withdraw all or a portion of the funds. In addition, the employee may borrow from the Plan and may receive a distribution of benefits in the event of financial hardship. Upon termination of employment, death or disability, the employee or beneficiary will receive a lump sum payment of benefits. Executive officer compensation disclosed in the Cash Compensation table includes any salary deferral under the Plan.

     During the period ending June 30, 2002, the Company’s contributions to the executive officers and certain highly-paid employees named in the Cash Compensation table and all employees as a group were:

                        Debra L. Griffith                                  $5,400
                        Kristina Laumer                                    $5,172
                        Richard G. Johnson                                 $2,550
                        Ray Ma                                             $3,450
                        All Employees as a Group
                          (excluding executive officers)                  $65,091

     Stock Option Plans

     The Company had two stock option plans: the 1996 Nonemployee Directors’ Stock Option Plan and the 1992 Stock Option Plan for key employees, which expired on February 18, 2002.

     The Nonemployee Directors’ Stock Option Plan provides for the grant of options to purchase up to 320,000 common shares to outside directors of the Company. Options are granted at the fair market value of the stock on the date of grant and vest over a four-year period. The maximum term of an option may not exceed six years.

     Under the terms of the 1992 Stock Option Plan, all present and future key employees who, at the time the options are granted, are regular full-time employees of the Company, are eligible to participate. The number of shares that may be granted under the 1992 Option Plan is 1,900,000, of which no shares remain available for grant. The option price and award are determined by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1992 Option Plan, the Board of Directors determines the terms and provisions of the option agreements and the number of shares of common stock subject to each option. The 1992 Stock Option Plan expired on February 18, 2002.

     Option Grants in the Last Fiscal Year

     During fiscal year ended June 30, 2002, the following options to purchase common stock were granted at fair market value to named executive officers:

                                         Option Grants in Last Fiscal Year
                                               (Individual Grants)

------------------------------- ----------------------- ------------------------ ------------------ ------------------
                                Number of Securities    % of Total Options
                                Underlying Options      Granted To Employees     Exercise Price
Name of Individual              Granted                 in Fiscal Year           Per Share          Expiration Date
------------------------------- ----------------------- ------------------------ ------------------ ------------------
------------------------------- ----------------------- ------------------------ ------------------ ------------------

Debra L. Griffith               0                       0                        N/A                N/A
Richard Johnson                 20,000                  5%                       $0.21              11/06/08
Ray Ma                          20,000                  5%                       $0.21              11/06/08
Kristina Laumer                 50,000                  14%                      $0.21              11/06/08

     Stock Options Currently Outstanding

     The following table sets forth the number of securities to be issued upon the exercise of outstanding options, warrants and rights to acquire the Company’s capital stock, the weighted-average exercise price of such options, warrants and rights and the number of securities remaining available for future issuance under the Company’s plans, each as of June 30, 2002. All of the Company’s equity compensation plans were approved by the Company’s shareholders.

                                        Equity Compensation Plan Information
----------------------------------------------------------------------------------------------------------------------
------------------------------------------ ---------------------- ------------------------- --------------------------
                                                                                           Number of securities
                                                                                             remaining available for
                                           Number of securities                              future issuance under
                                             to be issued upon        Weighted-average         equity compensation
                                                exercise of          exercise price of           plans (excluding
                                           outstanding options,     outstanding options,    securities reflected in
                                            warrants and rights     warrants and rights          column (a))
                                                    (a)                      (b)                       (c)
------------------------------------------ ---------------------- ------------------------- --------------------------

1992 Employee Stock Option Plan                 1,271,000                    .50                          0
Nonemployee Director Option Plan                  200,000                    .50                    120,000
                                                  -------                                           -------
Total                                           1,471,000                                           120,000

     The Company made no long-term incentive plan awards in the last fiscal year.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the directors and executive officers of the Company and any persons holding more than ten percent (10%) of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific filing deadlines of these reports have been established and the Company is required to disclose in this proxy statement any late filings during fiscal years 2002 and 2001. In making these statements, we have relied solely on copies of Forms 3, 4, and 5 and amendments thereto furnished to the Company in accordance with applicable law.

Compensation Committee Interlocks and Insider Participation

     Members of the Company’s Compensation Committee receive as compensation for serving on the Board of Directors $1,200 per quarter, plus $500 for each Board meeting attended, and $250 for each committee meeting held on a day when a Board of Directors meeting was not also held. Company options and shares of Company stock held by Messrs. Storer and Waite are set forth above in the table following the heading “Information Regarding Beneficial Ownership of Certain Beneficial Owners and Management.”

PROPOSAL 2

AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A 1 FOR 900 REVERSE STOCK SPLIT OF TELTONE’S COMMON STOCK AND TO SET THE PRICE TO BE PAID IN LIEU OF ISSUING FRACTIONAL SHARES TO SHAREHOLDERS WHO HOLD LESS THAN ONE SHARE OF TELTONE COMMON STOCK FOLLOWING THE REVERSE STOCK SPLIT

Summary and Structure of the Reverse Stock Split

     The Board of Directors has authorized, and recommends for your approval, a proposal (the “Reverse Stock Split Proposal”) to amend the Company’s Charter to effect a 1 for 900 reverse stock split and to provide that the price to be paid in lieu of issuing fractional shares to any Teltone shareholder, who, following the Reverse Stock Split, would hold less than one share of Teltone Common Stock in any discrete account, shall be an amount equal to $0.24 for each share of present Teltone Common Stock that will be converted to a fractional share of common Stock as a result of the Reverse Stock Split. Shareholders who hold less than 900 shares of Common Stock immediately prior to the Reverse Stock Split will receive this cash payment for their fractional interests. Shareholders holding 900 shares or more of Common Stock immediately prior to the Reverse Stock Split will receive 1 share of Common Stock for every 900 shares so held and fractional shares of Common Stock for the balance of their shares.

     If approved, the Reverse Stock Split Proposal will take effect on the date of filing with the Secretary of State of Washington of a Certificate of Amendment to the Company’s Charter, or such later date the Company may specify in the Certificate of Amendment (the “Effective Date”). In order to complete the Reverse Stock Split Proposal, a majority of the shares of Common Stock outstanding and entitled to vote at the meeting, voting as a separate class, as well as a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote at the meeting, voting together as a single class, must approve the Certificate of Amendment to the Company’s Charter to effect the Reverse Stock Split. In addition, it is a condition to the Reverse Stock Split Proposal that Proposal 3, the proposed Preferred Amendment discussed elsewhere in this Proxy Statement, be approved by a majority of the holders of record of the Company’s Class A Preferred Stock. The Board of Directors has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof), if it subsequently determines that the Reverse Stock Split Proposal is not then in the best interests of the Company and its shareholders. We attach the proposed amendments to the Company’s Charter to this proxy statement as Exhibit A.

     The highlights of the Reverse Stock Split Proposal are as follows.

Reduction in Number of Shareholders and Termination of Registration under the 1934 Act

     The purpose of the Reverse Stock Split Proposal is to cash-out the equity interests in the Company of each of the approximately 572 record holders of Common Stock, as well as an indeterminate number of beneficial holders holding Common Stock in the names of nominees, that, as of Effective Date, own fewer than 900 shares of Common Stock in any discrete account at a price equal to $0.24 per share of pre-spilt Common Stock. The reverse stock split will also have the effect of reducing the number of shares of Common Stock outstanding and proportionately increasing the book value per share by a factor of 900 (not taking into account minor changes to the Company’s balance sheet resulting from the Reverse Stock Split).

     By cashing out the holders of fewer than 900 shares the Company will eliminate the cost of maintaining small shareholder accounts, permit small shareholders to receive cash for all of their shares without having to pay brokerage commissions, and reduce the number of shareholders of record of the Company to fewer than 300 persons in order to permit the Company to deregister its Common Stock under the Securities and Exchange Act of 1934 (the “1934 Act”).

     The Company’s Common Stock currently is registered under the 1934 Act and the Company is a reporting company under the 1934 Act. The Reverse Stock Split Proposal is intended to reduce the number of record holders of Common Stock to fewer than 300, which would permit the Company to terminate its registration under the 1934 Act and become a private, more closely-held company (i.e. “go private”). The Company intends to apply for termination of its 1934 Act registration as soon as practicable after approval by shareholders. See “Purpose of the Reverse Stock Split” and “Effects of the Reverse Stock Split--Reduction in the Number of Shareholders and the Number of Outstanding Shares.”

Effect of the Reverse Stock Split on Common Stock Currently Outstanding

     Shareholders with Fewer than 900 Shares of Common Stock in a Discrete Account

     If the Reverse Stock Split Proposal is implemented and you are a “Cashed Out Shareholder” (i.e., a shareholder holding fewer than 900 shares of Teltone Common Stock in a discrete account immediately prior to the Effective Date of the reverse stock split):

  You will not receive a fractional share of Teltone stock as a result of the reverse split.
  Instead of receiving a fractional share of Teltone stock, you will receive cash equal to $0.24 for each of your shares of Teltone Common Stock held immediately prior to the Effective Date of the Reverse Split.
  After the reverse split, you will have no further interest in the Company with respect to your cashed out shares, and you will no longer be entitled to vote as a shareholder or share in the Company’s assets, earnings, or profits. Your only right will be to receive cash for these shares.
  You will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split.
  As soon as practicable after the Effective Date, you will receive cash for the Teltone Common Stock you held immediately prior to the reverse split in accordance with the procedures described in this Proxy Statement.
  All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.
  You will not receive any interest on cash payments owed to you as a result of the Reverse Stock Split.

NOTE: If you will be a Cashed Out Shareholder as a result of the Reverse Stock Split and you want to continue to hold Teltone stock after the Reverse Stock Split, you may do so by taking either of the following actions far enough in advance so that it is complete by the Effective Date:

  purchase a sufficient number of shares of Teltone stock on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current Teltone shares so that you hold at least 900 shares in your record account immediately prior to the reverse split; or
  if applicable, consolidate your record accounts or accounts with nominees so that you hold at least 900 shares of Teltone Common Stock in one record account immediately prior to the reverse split.

     You will have to act far enough in advance so that the purchase of Teltone Common stock and/or consolidation of your accounts containing Teltone common Stock is complete by the close of business on the Effective Date.

     Shareholders With 900 or More Shares of Common Stock in a Discrete Account

     If the Reverse Stock Split Proposal is implemented and you are a registered shareholder with 900 or more shares of Common Stock in a single discrete account immediately prior to the Effective Date of the reverse split:

  As of the Effective Date, we will convert your shares of Common Stock into post-split Common Stock and you will receive one new share of Common Stock for every 900 shares of pre-split Common Stock in your account.

  Any blocks of shares that result in fractional shares, i.e. blocks of shares in amounts less than 900, will convert to fractional shares of post-split Common Stock at a rate of one-nine hundredth (1/900) of a share for every 1 pre-split share of Common Stock rounded to the nearest 1/10 of a share. For example, if you were a registered owner of 2,000 shares of Teltone Common Stock immediately prior to the reverse split, your shares would be converted to 2.2 shares in the reverse split.

     Shareholders With Certificated Shares

     If you are a Cashed Out Shareholder with a stock certificate representing your cashed out shares, you will receive a transmittal letter from Teltone as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your existing certificate(s) to the Company’s transfer agent, Mellon Investor Services, LLC (the “Transfer Agent”), for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to The Transfer Agent, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

     In general, the results of the Reverse Stock Split Proposal can be illustrated by the following examples:

                  Hypothetical Scenario                                              Result
                  ---------------------                                              ------

Ms. Smith is a registered shareholder who holds 450         Instead of receiving a fractional share (1/2 of a share)
shares of Teltone Common Stock in her record account on     of Teltone Common Stock after the reverse split, Ms.
the Effective Date.                                         Smith's 450 shares will be converted into the right to
                                                            receive $108 ($0.24 x 450 shares).

                                                            Note: If Ms. Smith wants to continue her investment in
                                                            Teltone, she can buy at least 450 more shares of Teltone
                                                            Common Stock and hold it in her record account, as
                                                            applicable. Ms. Smith would have to act far enough in
                                                            advance of the Effective Date so that the purchase is
                                                            complete by the close of business on that date.

Mrs. Jones has 2 different certificates for Teltone         Mrs. Jones will receive cash payments equal to the
Common Stock that represent shares in 2 record accounts.    number of shares of Teltone stock in each record account
As of the Effective Date, she holds 300 shares of Teltone   instead of receiving fractional shares (1/3 share and
stock in one account and 600 shares of Teltone stock in     2/3 share). Mrs. Jones would receive two checks totaling
the other.  All of the shares are registered in her name    $216 (300 x $0.24 = $72; 600 x $0.24 = 144; $72 + $144 =
only.                                                       $216).

                                                            Note: If Mrs. Jones wants to continue her investment in
                                                            Teltone, she can consolidate her two record accounts
                                                            prior to the Effective Date. In that case, her holdings
                                                            will not be cashed out in connection with the Reverse
                                                            Stock Split because she will hold 900 shares in one
                                                            record account, which would convert to one share of
                                                            Common Stock in the Reverse Stock Split. She would have
                                                            to act far enough in advance so that the consolidation
                                                            is complete by the close of business on the Effective
                                                            Date.

Ms. Kim has two brokerage accounts. As of the Effective     Ms. Kim will obtain the same result as Ms. Jones in the
Date, she holds 300 shares of Teltone stock in one          previous example.  She will receive cash payments equal
account and 600 shares of Teltone stock in the other.       to the number of shares of Teltone stock in each
All of the shares are registered in her name only.          brokerage account instead of receiving fractional shares
                                                            (1/3 share and 2/3 share). Ms. Kim would receive two
                                                            checks totaling $216 (300 x $0.24 = $72; 600 x $0.24 =
                                                            144; $72 + $144 = $216).

                                                            Note: If Ms. Kim wants to continue her investment in
                                                            Teltone, she can consolidate her two brokerage accounts
                                                            to a single account prior to the Effective Date. In that
                                                            case, her holdings will not be cashed out in connection
                                                            with the Reverse Stock Split because she will hold 900
                                                            shares in one discrete account, which would convert to
                                                            one share of Common Stock in the Reverse Stock Split.
                                                            She would have to act far enough in advance so that the
                                                            consolidation is complete by the close of business on
                                                            the Effective Date.

Mr. Taylor holds 1,350 shares of Teltone stock in his       After the Reverse Stock Split, Mr. Taylor will hold 1.5
record account as of the Effective Date.                    shares of Teltone in his record account (1,350/ 900 =
                                                            1.5).

Mr. Updike holds 1,350 shares of Teltone stock in a         Mr. Updike will obtain the same result as Mr. Taylor in
single brokerage account as of the Effective Date.          the previous example. After the Reverse Stock Split, Mr.
                                                            Updike will hold 1.5 shares of Teltone in his brokerage
                                                            account (1,350/  900 = 1.5).

Effect of the Reverse Stock Split on Holders of Class A Preferred Stock

     The Preferred Stock will not be combined in the Reverse Stock Split. The Company's Class A Preferred Stock is the only class of Preferred Stock currently authorized and outstanding. The number of holders of Preferred Stock and the number of shares of Class A Preferred Stock outstanding will not be affected by the reverse split. Each share of Class A Preferred Stock presently is convertible to one share of Common Stock. The Company’s Charter provides that upon any split or combination of the Common Stock that is made without a corresponding adjustment to the Preferred Stock, then the conversion rate for Class A Preferred Stock automatically will be adjusted proportionately.

     The automatic adjustment to the conversion rate of the Class A Preferred Stock will result in a conversion rate of 1/900 of a share of Common Stock for each share of Preferred Stock. The Company’s Charter currently forbids issuing fractional shares of Common stock upon conversion of Class A Preferred Stock, and instead provides that any share of Class A Preferred Stock that would convert to a fractional share of Common Stock will instead be redeemed at $2.00 per share. For this reason, even if the Reverse Stock Split is approved, the Company will not proceed with the Reverse Stock Split unless the Preferred Amendment that is described below is also approved.

     The Common Stock and Preferred Stock currently have no par value and this will not change following consummation of the Reverse Stock Split.

Effect of the Reverse Stock Split Proposal on Teltone

     If approved by the Company’s shareholders, the Reverse Stock Split Proposal will affect the public registration of Teltone’s common stock with the Securities and Exchange Commission under the 1934 Act, as the Company intends to apply for such termination of such registration as soon as practicable after approval by shareholders.

     The Reverse Stock Split Proposal will reduce significantly the number of Teltone shareholders and the number of outstanding shares. See “The Anticipated Effects of the Reverse Stock Split--Reduction in the Number of Shareholders and the Number of Outstanding Shares.” The Company believes that completion of the Reverse Stock Split and the deregistration of the Company’s Common Stock under the 1934 Act will cause the public market for shares of Common Stock to be eliminated or substantially reduced.

     The Company has no current plans to issue Common Stock other than pursuant to the Company’s existing stock option plans, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Company’s Board of Directors determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Stock Split Proposal will not have any preemptive or other preferential rights to purchase any of Teltone’s stock that may be issued by the Company in the future, unless such rights are specifically granted to the shareholders.

Purpose of the Reverse Stock Split

     The purpose of the Reverse StockSplit Proposal is to cash-out the equity interests in the Company of each of the approximately 572 record holders of Common Stock, as well as an indeterminate number of beneficial holders holding Common Stock in the names of nominees, that, as of Effective Date, own fewer than 900 shares of Common Stock in any discrete account at a price equal to $0.24 per share of pre-spilt Common Stock. The reverse stock split will also have the effect of reducing the number of shares of Common Stock outstanding and proportionately increasing the book value per share by a factor of 900 (not taking into account minor changes to the Company’s balance sheet resulting from the Reverse Stock Split).

     By cashing out the holders of fewer than 900 shares the Company will eliminate the cost of maintaining small shareholder accounts, permit small shareholders to receive cash for all of their shares without having to pay brokerage commissions, and reduce the number of shareholders of record of the Company to fewer than 300 to permit the deregistering of the Company and its Common Stock under the 1934 Act.

     Deregistering under the 1934 Act will relieve the Company of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the 1934 Act. See “Background of the Reverse Stock Split Proposal” and “The Anticipated Effects of the Reverse Stock Split” for a discussion regarding the burden of continued registration of the Common Stock and the intended benefits to the Company of the Reverse Stock Split Proposal.

     One related benefit from the termination of registration of the Common Stock under the 1934 Act will be the retention of certain proprietary information of the Company. The disclosure mandated in the Company’s 1934 Act filings can be readily analyzed by the Company’s privately-held competitors, rendering Teltone at a competitive disadvantage since it does not have access to similar information of such rivals.

     The Reverse Stock Split will provide those shareholders with fewer than 900 shares in a discrete account with a cost-effective way to cash out their investments, because Teltone will pay all transaction costs in connection with the Reverse Stock Split Proposal. See “Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal--Opportunity to Liquidate Common Stock.” Moreover, Teltone will benefit from substantial cost savings as a result of the Reverse Stock Split Proposal. See “The Anticipated Effects of the Reverse Stock Split--Termination of Exchange Act Registration.”

     The Company’s Board of Directors believes that the disadvantages of having the Company continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, the Company is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that the Company’s status as a reporting company may offer.

     The Company incurs direct and indirect costs associated with compliance with the Securities and Exchange Commission’s filing and reporting requirements imposed on public companies. In addition, the Company pays substantially higher premiums for it directors and officers insurance policies as a public company that it would if it were not registered under the 1934 Act. The Company also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review its public filings. Since the Company has relatively few executive personnel, these indirect costs can be substantial.

     Based on its experience in prior years, the Company’s direct costs of complying with SEC reporting requirements are estimated to approximate $90,000 annually as follows:

                Independent Auditors                             $16,000
                SEC Counsel                                       15,000
                Printing and Mailing                               4,500
                Transfer Agent                                    25,500

                Directors and Officers Insurance                  15,000
                Miscellaneous Costs                               14,000
                                                            -------------
                                                                 $90,000

     Estimates of the annual savings to be realized if the Reverse Stock Split Proposal is approved and implemented are based upon (i) the actual costs to the Company of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (ii) the allocation to each category of its management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company’s public/reporting company status.

     The actual cost savings of being a private company are expected to be much greater than simply eliminating of the estimated historical costs. As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the costs of the Company remaining a public company in particular, are expected to increase dramatically in the near future. For example, our directors and officers insurance carrier has informed us that premiums will increase by approximately 40% upon the next renewal of our policy in November 2002. Moreover, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase audit fees and other costs of compliance such as SEC counsel fees, and, by increasing potential liability of officers and directors, likely result in further increases in insurance premiums.

     The actual costs of the services and disbursements in each category as reflected in the Company’s financial statements for the fiscal years ended June 30, 2001 and 2002, respectively, were as follows: independent auditors, $67,000 and $45,000; SEC counsel, $15,000 and $15,000; transfer agent’s fees, $22,950 and $25,500; printing and mailing expense, $9,050 and $5,500; directors’ and officers’ insurance, $32,000 and $25,000; and miscellaneous costs, $4,000 and $14,000.

     In some instances Management’s estimates were based on information provided or upon verifiable assumptions. For example, its auditors have informed the Company, informally, that there will be a reduction in auditing fees if the Company ceases to be public. In addition, the costs associated with retaining legal counsel to assist with compliance of the Securities Exchange Commission reporting requirements will be eliminated if the Company no longer files reports with the SEC and is otherwise not required to comply with the laws and regulations that apply to public companies. Other estimated cost savings are more subjective, e.g., the savings in transfer agent’s fees that could be expected because of the 90% reduction in the number of accounts to be handled by the transfer agent; the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by the Company’s private status, the need for fewer directors’ meetings (and the consequent reduction in outside directors’ fees and expenses); the lower risk of liability that attends private (as distinguished from public) company status and the lowering of premiums for directors’ and officers’ liability insurance expected to result; and the reduction in direct miscellaneous clerical and other expenses (e.g. the word processing, edgarizing, telephone and fax charges associated with Securities and Exchange Commission filings) and elimination of the charges of brokers and banks in forwarding materials to beneficial holders.

     The estimates set forth above are just that - estimates. The actual savings to be realized from going private may be higher or lower than such estimates.

     In light of the company’s size and resources, the Board does not believe the costs of maintaining its status as a public, 1934 Act reporting Company are justified. The Board of Directors believes that it is in the best interests of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with maintaining its small shareholder accounts and the compliance costs resulting therefrom.

     The Board has determined that the Reverse Stock Split Proposal is the most expeditious and economical way of liquidating the holdings of small shareholders and changing the Company’s status from that of a reporting company to that of a more closely held, non-reporting company. The Board has determined in consultation with management that the reverse split ratio will be 900 to 1. The Board believes that it would be in the best interests of the shareholders to maximize the number of common shareholders who would receive cash (which the Board has determined to be fair value) for their shares. Numerous factors were considered in reaching its determination. See “Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal.”

     The Reverse Stock Split Proposal, if approved and implemented, will have divergent effects depending on whether you hold more, or fewer, than 900 shares of Teltone Common Stock in any discrete account immediately prior to the Reverse Stock Split. If the Reverse Stock Split is implemented, the officers and directors of the Company (and other holders of more than 900 shares of Common Stock and other holders of the Company’s Class A Preferred Stock) will benefit by an increase in their percentage ownership of the Company’s Common Stock and in the net book value of their holdings; but, following the deregistration of the Company’s Common Stock under the 1934 Act, there will be little or possibly no public market for the Company’s Common Stock. See The Anticipated Effects of the Reverse Stock Split”; “Potential Detriments of the Reverse Stock Split Proposal to Shareholders; Accretion in Ownership and Control of Certain Shareholders”; and “Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal”.

     The reverse stock split is structured to be a “going private” transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to, and, if completed, will likely terminate the Company’s reporting requirements under Section 12(g) of the 1934 Act. In connection with the Reverse Stock Split Proposal, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

Background of the Reverse Stock Split Proposal

     Teltone designs, manufactures, and sells specialty electronic telecommunications equipment, software and components to a variety of business end users and original equipment manufacturers internationally. Customers are primarily located in North America, Asia, and Western Europe.

     Teltone was incorporated in the State of Washington in July 1968 and operated as a private company until 1984, when it became subject to the registration and reporting requirements of the 1934 Act. Its common stock has been listed on the NASD electronic OTC Bulletin Board since 1995 under the symbol TTNC.

     Teltone’s business initially focused on niche telephony solutions for telephone companies and business end users. In the early 1980s the Company began implementation of significant expansion plans by increasing its employment to over 500 persons and simultaneously pursuing several large projects.

     Beginning early in its history, the Company emphasized employee stock ownership as a significant part of its compensation and employee incentive strategy. The Company offered shares to its management and other employees through its employee stock purchase plan and its stock option plan. The number of new shareholders of record created thereby eventually caused the Company in 1984 to exceed the 500 shareholder threshold that automatically subjects a company to the registration and reporting requirements of the 1934 Act.

     The Company planned a public offering of its stock in 1984, but as a result of market conditions and internal operating issues, the public offering was never consummated. Since that, time, market conditions and operating performance have made a public offering not feasible. Nevertheless, the Board of Directors sought to maintain the public status of the Company in part to help encourage the development of an active public market for its shares. That market has not proved to be as active or liquid as the Company has hoped and starting a few years ago the Company’s management began to explore the possibility of taking the Company private.

     Throughout its history, the Company’s focus has evolved. In 1985 management determined that it was impracticable to continue development of the large projects it had initiated and cut back its expansion plans. In the interim years the Company has gone through significant reorganization, changes in management and downsizing in an effort to return to its early success as a niche telecom solutions provider. Currently the Company has 46 employees and is operating in the most difficult telecom market environment it has experienced in its 34 years of existence. In the past fiscal year alone the Company has reduced expenses by approximately $1,887,000 after adjustment for resturcturing expense by reducing staff, moving to smaller facilities, changing to outsourced manufacturing, adjusting its distribution strategy, and cutting discretionary spending.

     For the past 18 years the Company has incurred the expense and loss of management and personnel time associated with 1934 Act reporting. Costs of complying with 1934 Act registration and reporting requirements currently are approximately $90,000 per annum. Although certain costs for auditing and insurance may be reduced but not eliminated, management estimates that this $90,000 can be saved by deregistering under the 1934 Act. In addition, should the Company remain public it is anticipated that cost for audits and insurance will significantly increase by at least $30,000 in the next fiscal year due to changing corporate governance standards, insurance costs and replacement of the OTC Bulletin Board with the new Bulletin Board exchange which will require exchange fees where the Bulletin Board did not.

     There also exist indirect costs of being a public reporting company. Preparing public disclosure documents requires significant time from senior management and other personnel, which could otherwise be directed towards profit generating activities. Moreover, as a public company Teltone is required to disclose information regarding its plans and operations that can be utilized to its disadvantage by competitors. While the exact cost of these indirect factors is difficult to quantify, the benefits of eliminating these costs would be significant.

     Teltone currently has 797 holders of Common Stock of record, of which 572 (approximately 71%) hold fewer than 900 shares. Included in the 797 shareholders of record are shares owned beneficially but not of record by persons who hold fewer than 900 shares. The Company does not have direct knowledge of the number of shares of its Common Stock that are owned beneficially and held in the names of nominees, however, based on information provided by brokerage services, the Company estimates that an additional 138 shareholders whose shares are held beneficially have fewer than 900 shares of Common Stock. Approximately one quarter of the Company’s shareholders have not maintained accurate contact information with the Company and the Company is concerned about its apparent loss of effective contact with many of its shareholders despite efforts to make contact with these shareholders. The Company also believes some shareholders find that their Common Stock is of so little value that brokerage commissions and administrative inconvenience deter them from selling their shares. A reverse stock split which would eliminate shareholders holding less than 900 shares and allow them to dispose of their investment without brokerage charges.

     The Board and the Company’s management are of the view that the recurring expense and burden of maintaining so many small shareholder accounts coupled with the costs associated with maintaining registration of the Company’s Common Stock under the 1934 Act is not cost efficient for an enterprise the size of the Company, particularly in light of the Company’s downsizing and change in focus. The Company has never been able to attract the attention of institutional investors to create a deep and more liquid market for its Common Stock. Likewise, the Company has been unsuccessful in its attempts to draw research attention from analysts. Extremely low trading volume (on the order of 1% of outstanding shares) and low market capitalization reduce the liquidity benefit to employee shareholders and thus mitigates any employment compensation rationale. The Company has not been active in the corporate mergers and acquisition market, so the benefit of a publicly traded stock to use as currency for acquisitions or other strategic transactions is minimal.

     Because of these factors, the Board has come to believe that the Company derives little benefit from the continued registration of its Common Stock under the 1934 Act. Accordingly, the Board has decided to present the Reverse Stock Split Proposal to its shareholders as a means of providing liquidity for the holdings of those shareholders who own fewer than 900 shares of record in any discrete account and, incident thereto and as the primary purposes thereof, to deregister the Company’s common stock under the 1934 Act and reduce the recurring expenses resulting from the Company’s public status.

     Before making this decision the Board considered other means of achieving the result of reverting to the status of a private company. The Board rejected these alternatives because the Board believed that the Reverse Stock Split Proposal is the least costly and most expeditions means to achieve these goals. The alternatives considered included:

  A tender offer at a similar price per share. The Board determined (i) it unlikely that many holders of small numbers of shares would make the effort to tender their shares, and (ii) such offer would be required to be extended to all holders, and so the desired result of reducing the number of shareholders of record would not be assured and the cash cost would be much greater.
  A purchase of shares on the open market. The impact of Company purchases on the limited trading volume would be significant and there is no assurance that sufficient small shareholders would participate to sufficiently reduce the number of shareholders.

     Further, in fiscal 1999 the Company retained an investment banker to pursue strategic alternatives including the potential sale of all or part of the Company. This effort resulted in the sale in September 2000 of the ASIC (Application Specific Integrated Circuits) product line for net proceeds of $1.9 million. However, there have been no other firm offers for the Company or any other product line. The market for such transactions has significantly deteriorated since 1999 and efforts to pursue transactions through the Company’s investment banker have ceased.

     The Reverse Stock Split Proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens of public company registration. Moreover, because the Reverse Stock Split Proposal will be considered and voted upon at the Company’s Annual Meeting, the expense to be incurred by the Company in connection with the proposal is expected to be less than it would be if the proposal were to be made at a different time at a special meeting of the shareholders.

     After significant consideration of its alternatives the Board of Directors determined to proceed with the transaction and to submit the Reverse Stock Split Proposal to the Company’s shareholders for approval.

The Anticipated Effects of the Reverse Stock Split

     (1) Reduction in the Number of Common Shareholders and the Number of Outstanding Shares. The Company believes that the Reverse Stock Split will reduce the number of record holders of Common Stock from approximately 797 to approximately 230. The Company also believes that the number of beneficial holders of Common Stock will also be reduced significantly, though a precise estimate cannot be determined. Based on information provided by various brokers, the Company believes that approximately 138 beneficial holders will receive cash for their shares as a result of the Reverse Stock Split. The Company believes that the Reverse Stock Split will reduce the number of shares of Common Stock outstanding of record from approximately 6,866,105 to approximately 6,681,446. The Company also believes that completion of the Reverse Stock Split will cause the public market for shares of Common Stock to be substantially reduced or possibly eliminated.

     The Company has one class of Preferred Stock outstanding, the Class A Preferred Stock. The Preferred Stock will not be combined in the Reverse Stock Split. The number of holders of Preferred Stock and the number of shares of Class A Preferred Stock outstanding will not be affected by the reverse split. Each share of Class A Preferred Stock presently is convertible to one share of Common Stock. The Company’s Charter provides that upon any split or combination of the Common Stock that is made without a corresponding adjustment to the Preferred Stock, then the conversion rate for Class A Preferred Stock automatically will be adjusted proportionately. See the discussion of Proposal 3 – The Preferred Amendment – below.

     The automatic adjustment to the conversion rate of the Class A Preferred Stock will result in a conversion rate of 1/900 of a share of Common Stock for each share of Preferred Stock. The Company’s Charter currently forbids issuing fractional shares of Common stock upon conversion of Class A Preferred Stock and provides that any share of Class A Preferred Stock that would convert to a fractional share of Common Stock will instead be redeemed at $2.00 per share. For this reason, even if the Reverse Stock Split is approved, the Company will not proceed with the Reverse Stock Split unless the Preferred Amendment is also approved.

     (2) Transfer of Book Value. If the reverse split is approved and made effective, the price to be paid to holders of fewer than 900 shares of present Common Stock will be $0.24 per share of present Common Stock, and the Company anticipates that the costs to the Company (including expenses) of effecting the Reverse Stock Split and purchasing fractional shares will be approximatel $114,000. The repurchase of fractional shares resulting from the reverse split is estimated to cost approximately $44,318 and would eliminate approximately 184,659 shares, resulting in the number of shareholders of record being reduced to an estimated 230 following the Reverse Stock Split.

     At June 30, 2002, aggregate shareholders' equity in the Company was approximated at $1,058,600, or $1.21 per preferred share and none per common share. It is expected that, as a result of the reverse split and the cashing out of fractional shares aggregate shareholders' equity in the Company will be reduced from approximately $1,058,600 (at June 30, 2002) to approximately $944,600;
  the book value per share of present Common Stock that is not being cashed out in the Reverse Stock Split will remain unchanged; and
  net annual loss per common share will be reduced from $0.18 to $0.17 assuming the Company’s future annual net income (including non-recurring income) will be the same as in fiscal 2002.

See "Financial Effect of the Reverse Stock Split."

     (3) Termination of Exchange Act Registration. The Company’s Common Stock is currently registered under the 1934 Act. Such registration may be terminated by the Company if the Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act, proxy statement disclosure in connection with shareholders meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company. Accordingly, for a total expenditure by the Company of approximately $114,000 (including amounts payable to Cashed Out Shareholders) the Company estimates it will eliminate costs and expenses associated with continuance of the 1934 Act registration, which the Company estimates to currently approximate $90,000 on an annual basis. These amounts are expected to increase substantially in the future. The Company intends to apply for such termination as soon as practicable following completion of the Reverse Stock Split.

     In the event the registration of the Common Stock is terminated under the 1934 Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of Section 16. In addition, executive officers and directors of the Company may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended under the Securities Act of 1933.

     (4) Effect on Market for Shares. The Company’s Common Stock is currently traded in the over-the-counter market, and last sales prices are reported on the OTC Bulletin Board® (“OTCBB”) which is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. There are presently nine (9) known market makers in the Company’s Common Stock. In the event the registration of the Common Stock is terminated under the 1934 Act, the Common Stock will cease to be eligible to be traded on the OTCBB and this source of liquidity will no longer be available.

     Following consummation of the Reverse Stock Split, the Company will seek to have its Common Stock quoted on the Pink Sheets®. Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for OTC securities. The Pink Sheets is not a stock exchange or a regulated entity. Price quotations are provided by OTC market makers and company information is provided by the OTC companies. In order for the Common Stock to be quoted on the Pink Sheets, it is necessary that one or more broker-dealers act as market makers and sponsor the Common Stock on the Pink Sheets. There can be no assurance that any broker-dealer will be willing to act as a market maker in the Common Stock after the Reverse Stock Split and the subsequent termination of the registration of the Company’s Common Stock.

     Upon termination of the registration of the Common Stock under the 1934 Act, the reduction in public information concerning the Company and the termination of the Company’s status as a reporting company will likely adversely affect the liquidity of the Common Stock which in turn will likely have an adverse effect on the market value of the Common Stock. If the Common Stock is quoted on the Pink Sheets there may remain some liquidity in the Common Stock following the Reverse Stock Split, but this liquidity may be less than that available through listing on the OTCBB. If the Common Stock is not quoted on the Pink Sheets, liquidity will be even further reduced. In addition, the increase in the per share price of the Common Stock and the decrease in the number of shares of Common Stock outstanding as a result of the Reverse Stock Split may also adversely affect the liquidity and market value of the Common Stock.

     The Common Stock and Preferred Stock currently have no par value and this will not change following consummation of the Reverse Stock Split.

     If the Reverse Stock Split Proposal is approved and implemented, the Compensation Committee of the Board of Directors will take such action as it deems necessary to make equitable adjustments to any outstanding employee stock options. In addition, the ratio at which Class A Preferred Stock is converted to Common Stock automatically will be adjusted proportionately in accordance with the Company’s Charter.

Potential Detriments of the Reverse Stock Split Proposal to Shareholders; Accretion in Ownership and Control of Certain Shareholders

     Shareholders holding fewer than 900 shares of Common Stock in a discrete account immediately prior to the Effective Date of the Reverse Stock Split will, after the Reverse Stock Split takes place, receive cash in an amount equal to $0.24 per share and will no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth. Shareholders holding 900 shares of Common Stock or more in a discrete account immediately prior to the effective date will, after the Reverse Stock Split takes place, receive one nine-hundredth (1/900) of a share of Common Stock for every one (1) share of Common Stock held prior to the Effective Date and any fractional shares resulting will be rounded to the nearest one tenth (1/10) of a share. It will not be possible for Cashed Out Shareholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining shareholders.

     Potential detriments to Company shareholders who remain as shareholders if the Reverse Stock Split is effected include decreased access to information and decreased liquidity. If the Reverse Stock Split is effected, the Company intends to terminate the registration of its Common Stock under the 1934 Act. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. The liquidity and market value of the shares of Common Stock held by unaffiliated shareholders may be adversely affected by the Reverse Stock Split and by termination of the registration of the Common Stock under the 1934 Act. See “The Anticipated Effects of the Reverse Stock Split -- Termination of 1934 Act Registration” and “Effect on Market for Shares”.

     As a result of the Reverse Stock Split, all shareholders who are not Cashed Out Shareholders could benefit from the resulting increase in the book value of their shares. It is expected that (a) the percentage of ownership of Common Stock of the Company held by officers and directors of the Company as a group (including, those shares held by Ms. Debra Griffith) will be unchanged at 29%, and (b) the collective book value of the shares of Common Stock held by officers and directors as a group will be unchanged at $26,223 based on ownership of 187,302 preferred shares. See “The Anticipated Effects of the Reverse Stock Split -- Transfer of Book Value”.

     The Board of Directors did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split proposal to the Company or its shareholders or an unaffiliated representative to represent the unaffiliated shareholders of the Company in negotiating the terms of the Reverse Stock Split proposal.

Financial Effect of the Reverse Stock Split

     The reverse stock split and the use of approximately $114,000 cash to complete the Reverse Stock Split, which includes professional fees and other expenses related to the transaction and payments to be made in lieu of issuing fractional shares, are not expected to have any material adverse effect on the Company’s capitalization, liquidity, results of operations or cash flow. Because the actual number of fractional shares that will be purchased by the Company and the price to be paid in lieu of fractional shares to holders of Common Stock are unknown at this time, the total cash to be paid to holders by the Company is unknown, but is estimated to be $44,318. See “Additional Information -- Cost of Proxy Solicitation and the Reverse Split”.

     The Company expects to be able to finance the Reverse Stock Split proposal with cash on hand or through draws upon its existing revolving line of credit with Silicon Valley Bank, N.A. The Company has a reserve in its line of credit that can be drawn down prior to the Reverse Stock Split, increasing the amount of cash from which it will fund the Reverse Stock Split. The Company expects to utilize this revolving line of credit to fund up to $114,000 of the amounts anticipated to be necessary to complete the Reverse Stock Split. As of June 30, 2002, the amount available under the line of credit was $753,000. Amounts borrowed under the line of credit have an interest rate of prime +1/2or 6.25%, and are secured by the Company's accounts receivable, inventory and other tangible and intangible assets.

     The following pro forma financial information presents the effect on the Company’s historical financial position of the Reverse Stock Split, including expenses of the transactions described herein and the cash payments to Cashed Out Shareholders estimated to aggregate $114,000. The unaudited pro forma balance sheets reflect the transaction as if it occurred on the balance sheet date. The unaudited pro forma statements of operations reflect the transaction as if it had occurred at the beginning of the period presented.

     The unaudited pro forma balance sheets are not necessarily indicative of what the Company’s financial position would have been if the Reverse Stock Split had been effected on the dates indicated, or will be in the future. The information shown on the unaudited pro forma statements of operations is not necessarily indicative of the results of future operations.

     The unaudited pro formafinancial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Company, which are incorporated by reference into this Proxy Statement. See “Available Information -- Incorporation of Certain Documents by Reference.”

                                              TELTONE CORPORATION'S
                                                  BALANCE SHEET
                                             (Dollars in thousands)
                                                  June 30, 2002
                                                                               Pro forma
                                                        Historical           Adjustments             Pro forma
                                                  ----------------- --------------------- ---------------------

   Receivables                                           1,047,259                                   1,047,259
   Inventory                                               731,073                                     731,073
   Total assets                                          2,481,401                                   2,481,401

   Loans payable                                           300,007               114,000               414,007

   Total liabilities                                     1,422,840                                   1,536,840
   Shareholders' equity                                  1,058,561              (114,000)              944,601

   Book Value Per Preferred Share                            $1.21                                       $1.08
   Book Value Per Common Share                                  $0                                          $0

                                           STATEMENTS OF OPERATIONS
                                             (Dollars in thousands)
                                                  June 30, 2002

                                                                               Pro forma
                                                         Historical          Adjustments             Pro forma
                                                  ------------------ -------------------- ---------------------
   Revenues:
      Sales                                             7,732,428                                  7,732,428

   Costs and expenses:
      Cost of good sold                                 3,493,964                                  3,493,964
      Selling, general and administrative               3,409,671               (90,000)           3,319,671
      Restructuring charge                                217,690                                    217,690
      Engineering development                           1,572,361                                  1,572,361
      Interest                                             14,200                                     14,200
      Depreciation and amortization                       266,922                                    266,922
      Other                                                   485                                        485
   Loss before income taxes                            (1,242,865)                                 (1,152,865)
   Provision for income taxes                                   0                                          0

   Net loss                                            (1,242,865)                                 (1,152,865)

   Per common share:
      Basic net loss                                       $(0.18)                                    $(0.17)
      Weighted average number of
      shares used in basic net income
      per share data, as adjusted for the
      Reverse Stock Split                                 6,865,528                                6,680,869

Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal

     The Board of Directors believes that the Reverse Stock Split Proposal, taken as a whole, is fair to, and in the best interests of, the Company and its shareholders, including those who will receive cash in lieu of fractional shares and those who will receive shares of new Company Common Stock.

     The Reverse Stock Split Proposal has not been structured to require the separate approval of directors or security holders unaffiliated with Company. The Company has not appointed a special committee or obtained a fairness opinion, appraisal or other independent assessment of the fairness of the terms of the reverse stock split or the value of the Common Stock.

     Notwithstanding the lack of these procedural safeguards, the Board of Directors believes that it has acted in the best interest of the shareholders of the Company (including both those shareholders who will receive new Common Stock for their shares and those who will receive cash for their fractional shares as a result of the Reverse Stock Split), and that the Board’s fairness determination and approval of the transaction has been procedurally fair.

     The Board considered several factors in reaching its conclusion as to the fairness of the Reverse Stock Split Proposal. The Board did not assign any specific weights to the factors listed below but, in reaching its conclusion as to the fairness of the Reverse Stock Split Proposal to Cashed Out Shareholders, primary emphasis was placed on the current and historical prices of the Company’s Common Stock.

     (1) Current and historical market prices of the Company’s Common Stock. Over the past 12 months, the Company’s outstanding Common Stock traded at prices ranging between $0.10 and $0.24 per share with a weighted average daily high price of $.15, and during those 12 months less than 1% of the Company’s Common Stock traded hands. As of the close of the markets on September 6, 2002, the current asking price for the Common Stock was $0.17 and the current bid was $0.08. Under the Reverse Stock Split Proposal, the Company proposes to pay fractional shareholders at $0.24 per share, which is a 300% premium over the price bid for the Company’s Common Stock on September 6.

     (2) Net Book Value.As of June 30, 2002, the net book value per share of outstanding Company Common Stock was $0.00. Under the Reverse Stock Split Proposal, fractional shareholders would receive a per share value significantly greater than the net book value of the Common Stock.

     (3) Going Concern Value. The Board of Directors believe that the going concern value of the Common Stock is $0.24 per share. This estimate was based on estimated sales and sales growth, assuming 10% sales growth and profitability of 1%, 6%, 9%, 10% and 10% in the next five years and a discount rate based on the Company’s cost of capital. This calculation includes the assumption that the Company will be able to execute its operating plans to return to profitability in fiscal 2003 and to sustain that profitability is future years with annual growth in sales of approximately 10% and corresponding growth in profitability. Based on these assumptions, the net present value of the Company’s future cash flows was estimated to be $3,404,000, which, net of the preference on the Preferred Stock, left a going concern value for the Common Stock holders of $1.652 million, or approximately $0.24 per share. Under the Reverse Stock Split Proposal, fractional shareholders would receive an amount equal to the Board’s determination of the going concern value of a share of Common Stock.

     (4) Liquidation Value. Although the Company has no current plans to effect any liquidation of the Company, the Board has concluded that it is highly unlikely that there would be any liquidation value for common shares after payment of liabilities, severance costs, and contingent lease obligations as well as after consideration of the $2.00 preference for preferred shareholders. When compared to the Company’s estimated liquidation value, the proposed cash out price appears especially generous.

     (5) Opportunity to Liquidate Common Stock. The Reverse Stock Split Proposal offers shareholders owning fewer than 900 shares of record to liquidate their holdings at a significant premium (which varies based upon the method of valuation as illustrated in 1-4 above) without incurring brokerage costs, particularly given the relatively illiquid market for shares of the Company’s Common Stock.

     (6) Termination of Public Sale Opportunities. The Board also considered the effect that terminating the registration of the Common Stock might have on the market for the Common Stock and the ability of shareholders to buy and sell shares. Following the Reverse Stock Split, it is anticipated that the public market for shares of Common Stock will be substantially reduced or possibility eliminated altogether. Shareholders may no longer have the option of selling their Common Shares on the public market. However, because fewer than 1% of the Common Shares have been traded over the past 12 months, the current public market is highly illiquid. Because as a practical matter there currently exists very little liquidity for the Common Stock, the Board of Directors believes any further losses of liquidity will have little effect on shareholders and will be outweighed by the benefits of going private.

     (7) Opportunity to Remain a Company Shareholder. Current holders of fewer than 900 shares of Company Common Stock may elect to remain shareholders of the Company by purchasing additional shares of Common Stock by acquiring sufficient shares so that they hold at least 900 shares in their account immediately prior to the Reverse Stock Split. Conversely, shareholders who desire to liquidate their Common Shares at the premium price offered may reduce their holdings to less than 900 shares.

     After studying the Reverse Stock Split Proposal and its effects on the Company’s shareholders, the transaction was unanimously approved and deemed fair to the shareholders by all of the members of the Board of Directors. Each member of the Board and each officer of the Company who owns shares of Common Stock has advised the Company that he or she intends to vote his or her shares in favor of the Reverse Stock Split Proposal.

     Based on all of the forgoing reasons, the Board believes that the Reverse Stock Split Proposal and the process by which the transaction is to be approved is fair. As a result, the Board recommends that the shareholders vote for approval and adoption of the Reverse Stock Split Proposal as described herein.

Stock Certificates

     The Transfer Agent, Mellon Investor Services, LLC, has been appointed exchange agent to carry out the exchange of certificates for new Common Stock and/or cash. On the Effective Date, each 900 shares of “old” Common Stock will automatically be combined and changed into one share of “new” Common Stock. No additional action on the part of the Company or any shareholder will be required in order to effect the Reverse Stock Split. Shareholders of record with greater than 900 shares in any discrete account will be requested to surrender their certificates representing shares of Common Stock held prior to the Reverse Stock Split. Such shareholders will be furnished the necessary materials and instructions to effect such surrender promptly following the Effective Date by the Company’s transfer agent.

     All stock certificates outstanding immediately prior to the Effective Date evidencing ownership of Common Stock shall be deemed cancelled without further action by the shareholders as of the Effective Date. The Company currently intends, following the Reverse Stock Split, to generally eliminate paper certificates for shares of its Common Stock. In lieu of issuing paper certificates, all share issuances, cancellations and transfers shall be accomplished by book entry in accordance with Washington law, though transactions will be acknowledged in writing and the Company or its transfer agent will provide written confirmations for transactions. (However, those shareholders who desire to hold paper certificates may obtain paper certificates upon request and payment of a nominal handling charge.) The books and records setting forth the Company’s stock ownership will be maintained by the Company or its designated transfer agent.

     As explained above, shareholders entitled to receive cash for their shares of Company Common Stock as a result of the Reverse Stock Split will also receive a letter of transmittal after the Reverse Stock Split is completed. The letter of transmittal will direct how certificates are to be surrendered for cash. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent in accordance with the instructions set forth on the Transmittal Letter before they can receive cash payment for those shares. Do not send your stock certificates to the Company or the Transfer Agent until you have received a transmittal letter and followed the instructions therein.

     Certificates representing shares of “old” Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company. Shareholders should not submit any certificates until requested to do so. In the event any certificate representing shares of “old” Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly surrendered, at which time all such withheld dividends which have not yet been paid to the state of Washington pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

     In connection with the Reverse Stock Split Proposal, Teltone’s Common Stock will be identified by a new Committee On Uniform Security Identification Procedures (“CUSIP”) number. This new CUSIP number will appear on any stock certificates representing shares of Teltone Common Stock after the Effective Date.

     No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. All expenses of the Reverse Stock Split will be borne by the Company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We summarize below the material federal income tax consequences to the Company and shareholders resulting from the Reverse Stock Split Proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received Teltone stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

     This summary assumes that you are a one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

     We believe that the Reverse Stock Split Proposal will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse Stock Split

     If you (1) continue to hold Teltone stock immediately after the Reverse Stock Split, and (2) you receive no cash as a result of the Reverse Stock Split, you will not recognize any gain or loss in the Reverse Stock Split. Your aggregate adjusted tax basis in your shares of Teltone stock held immediately after the Reverse Stock Split will be equal to your aggregate adjusted tax basis in your shares of Teltone stock held immediately prior to the Reverse Stock Split and you will have the same holding period in your Teltone stock as you had in such stock immediately prior to the Reverse Stock Split.

Federal Income Tax Consequences to Cashed Out Shareholders

     If you receive cash as a result of the Reverse Stock Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Teltone stock immediately after the Reverse Stock Split, as explained below.

     Shareholders Who Exchange All of Their Teltone Stock for Cash as a Result of the Reverse Stock Split.

     If you (1) receive cash in exchange for a fractional share as a result of the Reverse Stock Split, (2) you do not continue to hold any Teltone stock immediately after the Reverse Stock Split, and (3) you are not related to any person or entity which holds Teltone stock immediately after the Reverse Stock Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

     If you are related to a person or entity who continues to hold Teltone stock immediately after the Reverse Stock Split, you will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) is a “substantially disproportionate redemption of stock,” as described below.

  “Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in the Company resulting from the Reverse Stock Split is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.
  “Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Stock Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of Teltone stock owned by you immediately after the Reverse Stock Split is less than 80% of the percentage of shares of Teltone stock owned by you immediately before the Reverse Stock Split.

     In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for Teltone stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Teltone’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See “Capital Gain and Loss” below.

     Shareholders Who Both Receive Cash and Continue to Hold Teltone Stock Immediately After the Reverse Stock Split.

     If you both receive cash as a result of the Reverse Stock Split and continue to hold Teltone stock immediately after the Reverse Stock Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Teltone stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse Stock Split. In determining whether you continue to hold stock immediately after the Reverse Stock Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Teltone stock held immediately after the Reverse Stock Split will be equal to your aggregate adjusted tax basis in your shares of Teltone stock held immediately prior to the Reverse Stock Split, increased by any gain recognized in the Reverse Stock Split, and decreased by the amount of cash received in the Reverse Stock Split.

     Any gain recognized in the Reverse Stock Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you, or (2) is a “substantially disproportionate redemption of stock” with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading “--Shareholders Who Exchange All of Their Teltone Stock for Cash as a Result of the Reverse Stock Split.”) In applying these tests, you may possibly take into account sales of shares of Teltone stock that occur substantially contemporaneously with the Reverse Stock Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Teltone’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. See “Capital Gain and Loss” below.

     Capital Gain and Loss

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

     Backup Withholding

     Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date. Failure to provide such information may result in backup withholding.

     As explained above, the amounts paid to you as a result of the Reverse Stock Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Dissenters’ Rights

     The following is a brief summary of the rights of holders of Teltone Common Stock to dissent from the Reverse Stock Split and receive fair value for their fractional shares instead of receiving the Cash-Out Price for their shares before the reverse split that will not convert into a whole share. This summary is not exhaustive, and you should read the applicable sections of chapter 23B.13 of the Washington Business Corporation Act (the “WBCA”), which is attached to this Proxy Statement as Exhibit B.

     If you are contemplating the possibility of dissenting from the Reverse Stock Split, you should carefully review the text of Exhibit B, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights with respect to the Reverse Stock Split. The Company will not notify you of the various deadlines imposed for you to perfect dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

     To exercise dissenters' rights, you must:

  file written notice with Teltone before the vote is taken at the Annual Meeting of your intent to demand payment for your Teltone stock if the Reverse Stock Split is consummated and becomes effective; and
  not vote your Teltone stock at the Annual Meeting in favor of the proposal to approve the Reverse Stock Split (i.e. vote against or abstain on Proposal 2).

     If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Reverse Stock Split.

     Submitting a Proxy Card that does not direct how your shares represented by that Proxy Card are to be voted will constitute a vote in favor of the Reverse Stock Split and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the Reverse Stock Split, either by Proxy or in person at the Annual Meeting, will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters’ rights with Teltone, in accordance with Chapter 23B.13 of the WBCA, at: Teltone Corporation, 22522 29th Drive S.E., Bothell, WA 98021. Satisfying these requirements are the start of the process and you must then comply with the additional steps set forth in Chapter 23B.13 of the WBCA after the Effective Time.

     For purposes of the WBCA, “fair value” with respect to a dissenter’s shares means the value of such dissenter’s stock immediately before the Effective Date, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, a Teltone shareholder has no right, at law or in equity, to set aside the approval and adoption of the Reverse Stock Split or the consummation of the Reverse Stock Split unless the action fails to comply with the procedural requirements of the WBCA, Teltone’s Articles of Incorporation or Bylaws, or is fraudulent with respect to that shareholder.

Reservation of Rights

     Although the Board of Directors requests shareholder approval of the proposed amendments to the Restated Certificate of Incorporation, the Board reserves the right to decide, in its discretion, to withdraw the proposed amendments from the agenda of the annual shareholders’ meeting prior to any shareholder vote thereon or to abandon the Reverse Stock Split Proposal after such vote and before the Effective Date even if the proposal is approved. Although the Board presently believes that the proposed amendments are in the best interests of the Company and its shareholders, and thus has recommended a vote for the proposed amendment, the Board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the Effective Date, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split Proposal at that time. If the Board decides to withdraw the proposed Amendment from the agenda of the Annual Meeting, the Board will notify the shareholders of such decision promptly by mail and by announcement at the meeting. If the Board decides to abandon the Reverse Stock Split Proposal after the meeting and before the Effective Date, the Board will notify the shareholders of such decision promptly by mail or by press release and any other appropriate public disclosure.

     The board recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy. However, if the Preferred Amendment proposal discussed elsewhere in this Proxy Statement is not approved, the Reverse Stock Split Proposal will be withdrawn.

PROPOSAL 3

DIRECTORS’ PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO
PERMIT THE ISSUANCE OF FRACTIONAL SHARES OF COMMON STOCK UPON THE
CONVERSION OF CLASS A PREFERRED STOCK TO COMMON STOCK.

     If the Reverse Stock Split Proposal is approved by shareholders at the meeting, the Board of Directors has authorized and recommends for your approval, a proposal to amend the Company’s Charter (the “Preferred Amendment”, as defined above) to permit the issuance of fractional shares of Common Stock resulting from the Reverse Stock Split upon the conversion of the Company’s Class A Preferred Stock to Common Stock. The Preferred Amendment, if adopted, will not permit the issuance of fractional shares of Common Stock resulting from any other transactions (such as a later reverse split) upon the conversion of Class A Preferred Stock.

     If the Reverse Stock Split Proposal and the proposed Preferred Amendment are both approved, the Preferred Amendment will become effective on the Effective Date. In order to effect the proposed Preferred Amendment, a majority of the holders of Class A Preferred Stock outstanding and entitled to vote at the annual meeting must approve this amendment to the Company’s Charter. We attach the proposed Certificate of Amendment to this Proxy Statement as Exhibit A.

     It is a condition to the effectiveness of the Preferred Amendment that the Reverse Stock Split Proposal be approved by the requisite number of shareholders at the Annual Meeting. Likewise, it is a condition to the effectiveness of the Reverse Stock Split that the Preferred Amendment be approved by the requisite number of shareholders at the Annual Meeting. If either of these proposals do not obtain the required shareholder approvals, then the Certificate of Amendment will not be filed with the Washington Secretary of State and neither of these proposals will be made effective.

Background and Reasons for the Preferred Amendment

     The Company’s Class A Preferred Stock is currently convertible to Common Stock at ratio of one to one. After giving effect to the Reverse Stock Split, the conversion ratio will be adjusted automatically to provide that each share of Class A Preferred Stock will be convertible to 1/900th of a share of Common Stock. The Company’s Charter currently provides that fractional shares of Common Stock shall not be issued upon conversion of Class A Preferred Stock and that any share of Class A Preferred Stock that would otherwise be convertible to a fractional share of Common Stock shall, upon conversion, be instead redeemed at a price of $2.00 per share of Class A Preferred Stock (the “Fractional Share Redemption”). As a result of this provision, following the reverse split the Company would be required to pay potentially significant amounts of cash to holders of Class A Preferred Stock who convert their shares to Common Stock in blocks smaller than or other than 900 share blocks.

     If the Reverse Stock Split was consummated without the Preferred Amendment, the Fractional Share Redemption could require the Company to pay substantial amounts of cash to holders of Class A Preferred Stock who convert their shares to Common Stock, but the timing and amounts of these payments cannot be determined. On September 6, 2002, there were 876,082 shares of Preferred Stock outstanding, and, absent the Preferred Amendment, following the Reverse Stock Split the holders of Class A Preferred Stock could, upon conversion the Class A Preferred Stock, be entitled to payments of up to $1,753,204.

     Absent the Preferred Amendment, the large but uncertain indirect expense of the Fractional Share Redemption would substantially increase the potential cost and thus reduce the net benefits of the Reverse Stock Split transaction. The holders of Class A Preferred Stock are being asked to forgo this potentially valuable right so that the Company, and thus the Company’s shareholders as a whole, can obtain the benefits of the Reverse Stock Split and the subsequent termination of registration of the Common Stock under the 1934 Act made possible thereby.

The Effects of the Preferred Amendment

     If the Preferred Amendment is approved and the Reverse Stock Split is consummated, the Company will have the option to issue fractional shares of Common Stock that result from the Reverse Stock Split upon conversion of Class A Preferred Stock in lieu of paying the Fractional Share Redemption price currently set forth in the Charter. This will eliminate the right of the holders of Class A Preferred Stock to receive $2.00 for every share of Class A Preferred Stock that, upon conversion, would otherwise be converted to a fractional share of Common Stock as a result of the Reverse Stock Split. While the Company would retain the discretion to redeem such shares for cash, it is anticipated that, at the current value of the Company’s Common stock the Company would simply exercise its right to convert such shares to fractional shares of Common Stock.

     The Preferred Amendment would not eliminate the Fractional Share Redemption entirely. If the Company were to enter into any other transaction (such as a future reverse split following the one contemplated currently), the Fractional Share Redemption would apply to any fractional shares resulting from that transaction.

     The Fractional Share Redemption is a potentially valuable right of the holders of Class A Preferred Stock because it allows the holders to exchange all or certain of their shares for cash following share combinations such as the contemplated reverse stock split. Absent the Preferred Amendment, the large but uncertain indirect expense of the Fractional Share Redemption would substantially increase the potential cost and thus reduce the net benefits of the Reverse Stock Split transaction. The holders of Class A Preferred Stock are being asked to forgo this potentially valuable right that would otherwise be triggered by the Reverse Stock Split so that the Company, and thus the Company’s shareholders as a whole, can obtained the benefits of the Reverse Stock Split and the subsequent termination of registration of the Common Stock under the 1934 Act made possible thereby.

     Apart from the Fractional Share Redemption, no other rights or preferences of the Class A Preferred Stock will be affected by the Preferred Amendment.

     The following table illustrates the effects of the Preferred Amendment based on each of the following assumptions:(1) neither the Reverse Stock Split Proposal nor the Preferred Amendment are adopted, (2) the Reverse Stock Split Proposal is adopted but the Preferred Amendment is not adopted (this scenario is hypothetical only, as these proposals must be approved together or not at all), and (3) both the Reverse Stock Split Proposal and the Preferred Amendment are adopted (and assuming the Company opts to issue fractional shares of Common Stock in lieu of paying the Fractional Share Redemption).

 Shareholder as of Effective       Result under Current       Result After Reverse       Result After Reverse Stock
 ----------------------------      ---------------------      ---------------------      --------------------------
             Date                         Charter              Stock Split without      Split and Preferred Amendment
             ----                         -------              --------------------     -----------------------------
                                                               Preferred Amendment
                                                               -------------------

Holder with 450 shares of        Holder receives 450        Holder receives $900 cash   Holder receives .5 shares of
Class A Preferred Stock          shares of Common Stock                                 Common Stock
converts all of his shares to
Common Stock.

Holder with 2,700 shares of      Holder receives 2,700      Holder receives 3 shares    Holder receives 3 shares of
Class A Preferred Stock          shares of Common Stock     of Common Stock             Common Stock
converts all of its shares to
Common Stock.

Shareholder with 3,000 shares    Holder receives 3,000      Holder receives 3 shares    Holder receives 3.3 shares
of Class A Preferred Stock       shares of Common Stock     of Common Stock and $600    of Common Stock
converts all of her shares to                               cash
Common Stock.

Shareholder with 3,000 shares    Holder receives 1,500      Holder receives one share   Holder receives 1.7 shares
of Teltone Class A Preferred     shares of Common Stock     of Common Stock and         of Common Stock and
Stock converts 1,500 of its      and continues to hold      $1,200 cash and continues   continues to hold 1,500
shares to Common Stock.          1,500 shares of            to hold 1,500 shares of     shares of preferred stock
                                 preferred stock            preferred stock

     Holders of Common Stock should not be affected by the Preferred Amendment. Holders of Common Stock have no right to vote on the Preferred Amendment.

     The board recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy. However, if the Reverse Stock Split Proposal is not approved, the Preferred Amendment proposal will be withdrawn.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Upon the completion of the Reverse Stock Split, the directors and executive officers of Teltone (including those shares owned by Ms. Debra Griffith) will own approximately 2,179 post-reverse stock split shares of Common Stock, or approximately 29% of the then issued and outstanding shares of Common Stock, as compared to 1,961,471 shares and 29%, respectively, prior to the Reverse Stock Split. See “Special Factors--Potential Determents of the Reverse Stock Split Proposal to Shareholders; Accretion In Ownership and Control of Certain Shareholders.”

PRICE RANGE OF COMMON STOCK; DIVIDENDS

     The Company’s Common Stock is traded over-the-counter. On September 6, 2002, the last reported trade for the Common Stock as reported by Yahoo Finance was $0.08 per share.

     On September 6, 2002, there were 6,866,105 shares of Common Stock held by 797 holders of record and 876,082 shares of Preferred Stock outstanding held by 114 holders of record. The Company believes there are approximately 313 beneficial owners of the Company’s Common Stock. There are nine market makers in the Company’s stock.

     The high and low bid prices of the stock for each quarter during the past three full fiscal years and the period since June 30, 2002 as reported by the OTC Bulletin Board (which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions) were:

                                                             High           Low
                                                             ----           ---

         Fiscal 2000
         July 1999-September 1999                           $1.07         $0.41
         October 1999-December 1999                          1.00          0.50
         January 2000-March 2000                             3.87          0.75
         April 2000-June 2000                                2.63          1.08

         Fiscal 2001
         July 2000-September 2000                            1.88          1.06
         October 2000-December 2000                          1.38          0.16
         January 2001-March 2001                             0.47          0.19
         April 2001-June 2001                                0.34          0.22

         Fiscal 2002
         July 2001-September 2001                            0.30          0.15
         October 2001-December 2001                          0.28          0.10
         January 2002-March 2002                             0.20          0.11
         April 2002-June 2002                                0.21          0.11

         Fiscal 2003
         July 2002-September 2002                            0.16          0.08

Stock Repurchases by Company

     The Company made no purchases of its Common Stock or Preferred Stock during each quarter of the past two full fiscal years and the first quarter of the 2003 fiscal year.

Dividends

     While the Company has paid dividends from time to time in the past, in 1983 the Board of Directors adopted a policy of retaining all earnings to fund business development and growth. As a result the Company has not declared dividends since that time. The Board of Directors, at its discretion, may elect to declare dividends in the future.

OTHER MATTERS

     The Board does not know of other matters that are likely to be brought before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the shares represented by such proxy on such matters in accordance with their best judgment.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

ADDITIONAL INFORMATION

Financial and Other Information

The Company hereby incorporates by reference (a) the Financial Statements and the notes thereto contained in the Company's 2002 Annual Report, (b) the report of independent accountants thereon in the 2002 Annual Report, and (c) Management's Discussion and Analysis of Financial Condition and Results of Operations included in the 2002 Annual Report.

Book Value Per Share

     The number of common shares deemed outstanding for purposes of the calculation of book value per common share at June 30, 2002 was 6,866,105 shares and at June 30, 2001 was 6,475,977 shares.

Cost of Proxy Solicitation and the Reverse Stock Split

     The cost of preparing, assembling and mailing this proxy soliciting material and Notice of Annual Meeting of Shareholders will be paid by the Company. Solicitation by mail, telephone, facsimile, or personal solicitation may also be done by directors, executive officers, or regular employees of the Company and its subsidiaries, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of the Company’s stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

     The repurchase of fractional shares resulting from the reverse split is estimated to cost approximately $44,000. The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split Proposal and the Preferred Amendment proposal. Final costs of the transaction may be greater than the estimates shown below.

Cash for fractional shares after the reverse stock split is effected    $44,000
Professional Fees, disbursements and other charges                       70,000
                                                                         ------
Total                                                                  $114,000

     These expenses do not include the normal costs of preparing and mailing proxy materials and conducting the Annual Meeting of Shareholders as those costs would be incurred in the normal course of regular annual meetings.

     The Company intends to finance the Reverse Stock Split (including the cost of paying for fractional shares after the Reverse Stock Split is effected) by using cash on hand and/or funds available to it under its line of credit facility at Silicon Valley Bank, N.A. See also “The Anticipated Effects of the Reverse Stock Split --Financial Effect of the Reverse Stock Split.”

INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors selected Grant Thornton LLP, independent auditors, to audit the financial statements of Teltone Corporation for the fiscal year ending June 30, 2002. Representatives of Grant Thornton LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     As reported on the Form 8-K filed by Teltone on September 20, 2001, on September 13, 2001, the Audit Committee of the Board of Directors of the Company voted to terminate the services of the independent audit firm of PricewaterhouseCoopers LLP, effective upon the filing by the Company of its Annual Report on Form 10-KSB for the year ended June 30, 2001. The Company filed its Form 10-KSB on September 24, 2001, dismissed PricewaterhouseCoopers LLP and engaged the services of the independent audit firm Grant Thornton LLP to serve as the Company’s principal accountant to audit the financial statements for fiscal year 2002. PricewaterhouseCoopers LLP’s reports on the financial statements for the past two fiscal years ended June 30, 2001 and 2000, contained no adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle.

     For the past two fiscal years ended June 30, 2001 and 2000, and through September 24, 2001, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. The Company requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. A copy of such letter dated September 25, 2001 was filed as Exhibit 16.1 to the Company’s Form 8-K/A, which was filed with the Securities and Exchange Commission on September 26, 2001.

Audit Fees

     The Company has been billed a total of $27,769.50 by Grant Thornton LLP, the Company’s independent auditors, for professional services rendered and expenses incurred in connection with the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2002 and the reviews of interim financial statements included in the Company’s Forms 10-QSB filed during the last fiscal year.

Financial Information Systems Design and Implementation Fees

     There were no fees billed by Grant Thornton, LLP for the professional services rendered in connection with financial information systems design and implementation during the fiscal year ended June 30, 2002.

All Other Fees

     The Company has not been billed for any services rendered by Grant Thornton, LLP that are not set forth above.

     The Audit Committee of the Board of Directors has determined that the provision of services by Grant Thornton LLP described in the preceding two paragraphs are compatible with maintaining Grant Thornton LLP’s independence as the Company’s principal accountants. See “Information Regarding the Board and Its Committees -- Audit Committee”.

PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders, October 30, 2003, must be received by the Company no later than June 30, 2003, to be included in the Company’s proxy statement and form of proxy relating to that meeting and must otherwise comply with the rules of the Securities and Exchange Commission to be eligible for inclusion in the Proxy Statement and proxy for the Annual Meeting in 2003. If the date of such meeting is changed by more than thirty (30) days from its currently contemplated date, proposals must be received a reasonable time before solicitation of proxies for such meeting is made.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 2333 Broadway New York, New York 10279 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the Commission Internet Website (http://www.sec.gov.)

The Company’s Annual Report on Form 10-KSB

     The Company’s 2002 Annual Report including the financial statements and schedules thereto which the Company has filed with the Securities and Exchange Commission, are being mailed to all shareholders of record together with the Proxy Statement.

     Shareholders can view a copy of the 2002 Annual Report on Form 10-KSB (File No. 0-11275), as filed with the Securities and Exchange Commission, by visiting Teltone’s website (www.teltone.com) or contacting [the Investor Relations department of the Company. Copies are available without charge. Please write to:

Investor Relations
Wendy Herzog
Teltone Corporation
22522 - 29th Drive SE
Bothell, Washington 98021

Email: ir@teltone.com

Incorporation of Certain Documents by Reference

     The Company’s 2002 Annual Report, is incorporated by reference in this Proxy Statement. To the extent that such filing includes forward-looking statements relative to matters discussed in this proxy statement, such forward-looking statements are entitled to the safe-harbor for forward-looking statements to the extent provided by the Securities Litigation Reform Act of 1995.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

Dated: Bothell, Washington
September 25, 2002

By Order of the Board of Directors

Debra L. Griffith
Chief Executive Officer, President and Acting Chief Financial Officer

     Shareholders who desire to have their stock voted at the Meeting are requested to mark, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Shareholders may revoke their proxies at any time prior to the Annual Meeting and shareholders who are present at the Annual Meeting may revoke their proxies and vote, if they so desire, in person.

Exhibit A

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

TELTONE CORPORATION

     Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, as amended from time to time (the “Act”), the undersigned corporation (the “Corporation”), hereby submits the following amendments to the Corporation’s Articles of Incorporation:

  The name of the Corporation is Teltone Corporation.

  The text of each amendment as adopted is as follows:

     Paragraph 5.1 of Article V of the Articles of Incorporation is hereby amended in its entirety to read as follows:

     5.1     Authorized Shares. The Corporation hereby effects by the unanimous approval of its Board of Directors and the necessary consent of its shareholders, a reverse stock split (the “Reverse Stock Split”) whereby all shares of the Corporation’s authorized and outstanding Common Stock shall be reduced by a factor of one (1) share of Common Stock for every 900 shares of Common Stock issued and outstanding as of the date of filing the Articles of Amendment (“Articles of Amendment”) with the Secretary of State of the State of Washington by which these provisions were included in the Corporation’s Articles of Incorporation (the “Effective Date”). Each holder of the Corporation’s Common Stock issued and outstanding as of the Effective Date shall receive one nine hundredth (1/900) of a share of the Corporation’s Common Stock for every one (1) share of the Corporation’s Common Stock held by such holder in a discrete account (whether of record or with a nominee) immediately prior to the Effective Date. Any and all fractional shares of the Corporation’s Common Stock in any discrete account in which there is less than a single whole share following the Effective Date will be acquired by the Corporation for cash, at the rate specified by the Corporation’s Board of Directors in connection with adoption of the Articles of Amendment. Any and all fractional shares of the Corporation’s Common Stock in any discrete account in which there is greater than one (1) whole share following the Effective Date will be rounded to the nearest one-tenth (1/10) of a share. All stock certificates outstanding immediately prior to the Effective Date evidencing ownership of Common Stock shall be deemed cancelled without further action by the shareholders as of the Effective Date, and following the Effective Date the Corporation will issue new Common Stock or deliver cash in accordance with the foregoing.

     The total number of shares which the Corporation is authorized to issue is 26,000,000, consisting of 20,000,000 shares of Common Stock without par value and 6,000,000 shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

     Paragraph 4(a)(iv) of the Designation and Statement of Rights and Preferences of Class A Preferred Stock is hereby amended in its entirety to read as follows:

     (iv)     Following the Effective Date of the Reverse Stock Split (as such terms are defined in paragraph 5.1 of the Corporation’s Articles of Incorporation, as amended), upon surrender of shares of Class A Preferred Stock for conversion to Common Stock, any shares of Class A Preferred Stock so surrendered which, as a result of the Reverse Stock Split and the automatic adjustment set forth in paragraph 4(c) of this Designation and Statement of Rights and Preferences of Class A Preferred Stock, shall, at the option of the Corporation, either (A) be converted to Common Stock at the rate of one nine hundredth (1/900) of a share of Common Stock for every one share of Class A Preferred Stock surrendered for conversion, with any fractional shares resulting from such conversion being rounded to the nearest one tenth (1/10) of a share, or (B) be redeemed in accordance with the sentence that follows. Except as provided in the preceding sentence, no fractional shares of Common Stock shall be issued upon conversion of Class A Preferred Stock and any shares of Class A Preferred Stock surrendered for conversion which either (Y) would result in a fractional share of Common Stock as a result of any transaction other than the Reverse Stock Split, or (Z) would result in a fractional share of Common Stock as a result of the Reverse Stock Split and the Corporation opts, in its sole discretion, to redeem such shares for cash, shall instead be redeemed for $2.00 per share payable as promptly as possible whenever funds are legally available therefor.

  The preceding amendments contain provisions for implementing the Reverse Stock Split of the Corporation's authorized and outstanding Common Stock.

  The date of the adoption of the amendments was _____________, 2002.

  The amendments were duly approved by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

     IN WITNESS WHEREOF, the undersigned has executed this document on behalf of Teltone Corporation, this ______ day of _____________, 2002.

TELTONE CORPORATION

By: Debra L. Griffith
Its: President, Chief Executive Officer and Acting Chief
Financial Officer

EXHIBIT B

Washington Dissenters’ Rights Statute – RCW 23B.13

23B.13.010.     DEFINITIONS

     As used in this chapter:

     (1)     “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2)     “Dissenter#148; means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3)     “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depredation in anticipation of the corporate action unless exclusion would be inequitable.

     (4)     “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5)     “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6)     “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7)     “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020.     RIGHT TO DISSENT

     (1)      A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

          (a)      Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b)      Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)      Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d)      An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e)      Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3)      The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

          (a)      The proposed corporate action is abandoned or rescinded;

          (b)      A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c)      The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

     23B.13.030.     DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1)     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

     (2)     A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if: (a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     23B.13.200.     NOTICE OF DISSENTERS’ RIGHTS

     (1)     If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

     (2)     If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RCW 23B.13.220.

     23B.13.210.     NOTICE OF INTENT TO DEMAND PAYMENT

     (1)     If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2)     A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

     23B.13.220.     DISSENTERS’ NOTICE

     (1)     If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2)     The dissenters’ notice must be sent within ten days after the effective date of the corporate action, and must:

          (a)     State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)     Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)     Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d)     Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e)     Be accompanied by a copy of this chapter.

     23B.13.230.     DUTY TO DEMAND PAYMENT

     (1)     A shareholder sent a dissenters’ notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to RCW 23B.13.220(2)(e), and deposit the shareholder’s certificates in accordance with the terms of the notice.

     (2)     The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3)     A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

     23B.13.240.     SHARE RESTRICTIONS

     (1)     The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2)     The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

     23B.13.250.     PAYMENT

     (1)     Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder s shares, plus accrued interest.

     (2)     The payment must be accompanied by:

          (a)     The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

          (b)     An explanation of how the corporation estimated the fair value of the shares;

          (c)     An explanation of how the interest was calculated;

          (d)     A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

          (e)     A copy of this chapter.

     23B.13.260.     FAILURE TO TAKE ACTION

     (1)     If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2)     If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

     23B.13.270.     AFTER-ACQUIRED SHARES

     (1)     A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2)     To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

     23B.13.280.     PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (1)     A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

          (a)     The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

          (b)     The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c)     The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2)     A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

     23B.13.300.     COURT ACTION

     (1)     If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2)     The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3)     The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4)     The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5)     The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the ]powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6)     Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

     23B.13.310.     COURT COSTS AND COUNSEL FEES

     (1)     The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2)     The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)     Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b)     Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3)     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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Please mark
your votes as |X|
indicated in
this example

PROPOSAL 1 - Election of Directors Nominated and Listed Below:

01-Charles L. Anderson, 02-Debra L. Griffith,

03-Charles P. Waite, 04-Paul M. Wythes

FOR all nominees listed WITHHOLD AUTHORITY EXCEPTION
(except as marked to to vote for all nominees
the contrary). listed

|-| |-| |-|

* INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), MARK THE
EXCEPTION BOX AND WRITE THE NOMINEE’S NAME(S) IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

PROPOSAL 2 – Approval of an amendment to Teltone’s Articles of
Incorporation to effect a 1 for 900 Reverse Stock Split of Teltone’s Common
Stock and to provide the price to be paid in lieu of issuing fractional shares to any Teltone shareholder who, following the Reverse Stock Split, would hold less than one share of Teltone Common Stock in any discrete account.

Holders of 900 shares of
Common Stock or more in any discrete account immediately prior to the Reverse
Stock Split will, as to such account, receive one nine hundredth (1/900) of a share of post-split Common Stock for each one (1) share of pre-split Common
Stock, with any fractional shares resulting being rounded to the nearest one tenth (1/10) of a share of Common Stock. Holders of fewer than 900 shares of
Common Stock in any discrete account will, as to such account, receive cash in the amount of $0.24 for each share of Common Stock held in such account immediately prior to the Reverse Stock Split in-lieu of receiving fractional shares, and have no continuing interest in the Company.

|_| FOR |_| AGAINST |_| ABSTAIN

--------------------------------------------------------------------------------
HOLDERS OF CLASS A PREFERRED STOCK ONLY:

PROPOSAL 3 - Approval of
amendment of the Teltone’s Articles of Incorporation to permit that, upon the conversion of Class A Preferred Stock to Common Stock, fractional shares of
Common Stock resulting from the Reverse Stock Split set forth in Proposal 2 (but not from any other transaction) may be issued by the Company.

This proposal permits the
issuance of fractional shares of Common Stock resulting from the Reverse Stock
Split upon the conversion of the Company’s Class A Preferred Stock to
Common Stock. Currently the Company’s Articles of Incorporation would require the redemption of any shares of Class A Preferred Stock upon conversion to Common Stock for $2.00 per share if such shares of Class A Preferred Stock would be convertible to fractional shares of Common Stock as a result of the
Reverse Stock Split. This amendment will not permit the issuance of fractional shares of Common Stock resulting from any other transaction (such as a later reverse split) upon the conversion of Class A Preferred Stock.

|_| FOR |_| AGAINST |_| ABSTAIN

--------------------------------------------------------------------------------

WILL
ATTEND
If you plan to attend the Annual Meeting,
|_| please mark the WILL ATTEND box.

PLEASE NOTE -- If either Proposal 2 or Proposal 3 do not receive the necessary number of votes at the Annual Meeting, neither proposal will be given effect. Even if the both Proposal 2 and Proposal 3 receive the necessary number of votes, the Board of Directors reserves the right to not proceed with either or both of these proposals if the Board of Directors determines that doing so is in the best interest of the Company and its shareholders. Shares of Common Stock will not be counted towards the vote on Proposal 3.

IMPORTANT -- Please sign and return promptly. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE(S): __________________________________________________________________

DATE: __________________________________________________________________________

--------------------------------------------------------------------------------

[ARROW UP] FOLD AND DETACH HERE [ARROW UP]

YOUR VOTE IS IMPORTANT!

YOU CAN VOTE IN ONE OF THREE WAYS:

        Your
telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

---------------------------------------------

VOTE BY INTERNET

24 hours a day, 7 days a week
Follow the instructions at
our Internet Address:
http://www.eproxy.com/TTNC

---------------------------------------------
OR
---------------------------------------------

VOTE BY PHONE

HAVE YOUR PROXY CARD IN HAND
Call toll-free 1-800-[ ] on a touch-
tone telephone 24 hours a day, 7 days a
week. There is NO CHARGE to you for
this call. You will be asked to enter your
11-digit Control Number, which is located
in the box in the lower right-hand corner
of this form. Follow the recorded
instructions.

---------------------------------------------
OR
---------------------------------------------

VOTE BY PROXY CARD

Mark, sign and date
your proxy card
and
return promptly in the
enclosed envelope.

---------------------------------------------

NOTE: If you voted by Internet or telephone,

THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

You can view the Annual Report and Proxy Statement on the Internet at
http://www.teltone.com
--------------------------------------------------------------------------------

PROXY

FOR THE 2002 ANNUAL MEETING OF THE SHAREHOLDERS OF
TELTONE CORPORATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Teltone Corporation (the "Company" or "Teltone")
hereby appoints Charles L. Anderson and Debra L. Griffith, and each of them, with full power of substitution, as proxies to vote as designated below, all of the shares of Teltone which the undersigned is entitled to vote at the 2002
Annual Meeting of the Shareholders of Teltone Corporation to be held at Teltone
Headquarters, 22522 29th Dr SE, Bothell, WA 98021 scheduled to be held on
Tuesday, October 29, 2002 at 2:30 p.m. and at any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously granted with respect to such Annual Meeting.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
IN FAVOR OF PROPOSAL 1, PROPOSAL 2, AND, IF YOU HOLD CLASS A PREFERRED STOCK,
PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the other side).

--------------------------------------------------------------------------------

[ARROW UP] FOLD AND DETACH HERE [ARROW UP]

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Vote by internet at our internet Address: http://www.eproxy.com/TTNC

or

2. Call toll-free 1-800-[ ] on a touch-tone telephone.

                                       or

3.    By mail by promptly returning your completed proxy card in the enclosed envelope.

--------------------------------------------------------------------------------